Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

DT Cloud Star Acquisition Corporation,

as the Parent,

DTSQ PURCHASER INC.,

as Purchaser,

DTSQ Merger Sub Inc.,

as Merger Sub,

and

PrimeGen US, Inc.,

as the Company,

Dated as of February 2, 2026

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of February 2, 2026 by and among (i) DT Cloud Star Acquisition Corporation, a Cayman Islands exempted company (“Parent”), (ii) DTSQ PURCHASER INC, a Delaware corporation and a wholly owned subsidiary of the Parent (“Purchaser”), (iii) DTSQ Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (“Merger Sub”), and (iv) PrimeGen US, Inc., a Delaware corporation (the “Company”). Parent, Purchaser, Merger Sub, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties,” and Parent, Purchaser and Merger Sub are sometimes referred to herein individually as a “Parent Party” and, collectively, as the “Parent Parties.”

RECITALS

A. Parent is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities; and each of Purchaser and Merger Sub is a wholly owned direct subsidiary of the Parent and was formed for the sole purpose of entering into a merger;

B. The Company is a biotechnology company engaged in the research and development of life-saving stem cell therapies;

C. Upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act of the Cayman Islands (as revised) (the “Cayman Companies Act”) and the Delaware General Corporation Law (“DGCL”), the Parties desire and intend to effect a business combination transaction whereby (i) the Parent shall merge with and into the Purchaser (the “Redomestication Merger”), in which the Purchaser will be the surviving entity; and (ii) at least one Business Day subsequent to the consummation of the Redomestication Merger, Merger Sub shall merge with and into the Company (the “Acquisition Merger” and together with the Redomestication Merger, the “Mergers”), in which the Company will be the surviving entity and become a wholly owned subsidiary of the Purchaser (the “Surviving Corporation”);

D. The terms of the Redomestication Merger and of the Acquisition Merger shall be as set forth below in this Agreement;

E. The boards of directors of the Parent, the Purchaser, Merger Sub and the Company have each (i) determined that the Mergers are fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including, as applicable, the Redomestication Merger and the Acquisition Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including, as applicable, the Redomestication Merger and the Acquisition Merger;

F. Contemporaneously with the execution of, and as a condition and an inducement to the Parent Parties and the Company entering into this Agreement, the Significant Company Holders (as defined herein) shall enter into and deliver the Company Support Agreement, substantially in the form attached hereto as Exhibit A (the “Company Support Agreement”), pursuant to which each such Significant Company Holder has agreed to vote in favor of this Agreement and the Acquisition Merger and the other transactions contemplated hereby;

G. Contemporaneously with the execution of, and as a condition and an inducement to the Parent Parties and the Company entering into this Agreement, the Sponsor and, if any, each director and officer of Parent who holds Parent Ordinary Shares (collectively, “Insiders”) shall enter into and deliver the Insider Support Agreement, substantially in the form attached hereto as Exhibit B) the “Insider Support Agreement”), pursuant to which each Insider has agreed (i) not to transfer or redeem any Parent Ordinary Shares held by it in accordance with the Insider Letter Agreements and (ii) to vote in favor of this Agreement and the Mergers at the Parent EGM in accordance with the Insider Letter Agreements; and

H. The Parties intend that each of the Redomestication Merger and the Acquisition Merger will qualify for the Redomestication Merger Intended Tax Treatment and the Acquisition Merger Intended Tax Treatment, respectively (each as defined herein).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
REDOMESTICATION MERGER

1.1 Redomestication Merger.

(a) Redomestication Merger. At the Redomestication Merger Effective Time, and subject to and upon the terms and conditions of this Agreement the Cayman Plan of Merger (as defined below) and the Delaware Redomestication Merger Certificate (as defined below), and in accordance with the applicable provisions of the Cayman Companies Act and the DGCL, respectively, Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after Redomestication Merger may be hereinafter referred to as the “Redomestication Merger Surviving Corporation”.

(b) Redomestication Merger Effective Time. The Parent Parties shall cause Redomestication Merger to be consummated by filing (a) the plan of merger (and any other documents required by the Cayman Companies Act) (collectively, the “Cayman Plan of Merger”) with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), in accordance with the relevant provisions of the Cayman Companies Act and (b) the plan of merger (and any other documents required by the DGCL) (collectively, the “Delaware Redomestication Merger Certificate”) with the Delaware Secretary of State. The effective time of Redomestication Merger shall be the date when the Cayman Plan of Merger has been accepted by the Cayman Registrar and the Delaware Redomestication Merger Certificate has been filed with the Delaware Secretary of State (whichever is later), or such time as specified in or pursuant to the Cayman Plan of Merger and the Delaware Redomestication Merger Certificate in accordance with the Cayman Companies Act and the DGCL, being the “Redomestication Merger Effective Time.”

(c) Effect of Redomestication Merger. At the Redomestication Merger Effective Time, the effect of Redomestication Merger shall be as provided in this Agreement, the Cayman Plan of Merger and the Delaware Redomestication Merger Certificate, and the applicable provisions of the Cayman Companies Act and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Redomestication Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Parent and Purchaser prior to the Redomestication Merger Effective Time shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Redomestication Merger Surviving Corporation, which shall include the assumption by the Redomestication Merger Surviving Corporation of any and all agreements, covenants, duties and obligations of Parent set forth in this Agreement to be performed after the Closing, and the Purchaser Class A Common Stock issued and outstanding as a result of the conversion under Section 1.1(f) hereof shall be listed on Nasdaq.

(d) Constitutional Documents. At the Redomestication Merger Effective Time, the Certificate of Incorporation and Bylaws of Purchaser shall be amended and restated so that they read in their entirety as set forth in Exhibit C and Exhibit D.

(e) Directors and Officers of the Redomestication Merger Surviving Corporation. As of the Redomestication Merger Effective Time, the Persons constituting the officers and directors of Parent prior to the Redomestication Merger Effective Time shall continue to be the officers and directors of the Redomestication Merger Surviving Corporation (and holding the same title as held at Parent) until the Redomestication Merger Effective Time.

(f) Effect on Issued Securities of Parent.

(i) Conversion of Parent Ordinary Shares.

(A) At the Redomestication Merger Effective Time and immediately following the conversion of Parent Units and Parent Rights pursuant to Section 1.1(f)(ii) below, by virtue of the Redomestication Merger and without any action on the part of any Party hereto or the holders of securities of the Parent, each issued and outstanding Parent Ordinary Share (including each Parent Ordinary Share resulting from the conversion of Parent Units and Parent Rights pursuant to Section 1.1(f)(ii) below but other than the Parent Excluded Shares and Parent Dissenting Shares) immediately prior to the Redomestication Merger Effective Time shall, subject to Section 1.1(f)(ii) below, be converted automatically into one share of Purchaser Class A Common Stock. Simultaneously with such automatic conversion, at the Redomestication Merger Effective Time all Parent Ordinary Shares shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Ordinary Shares immediately prior to the Redomestication Merger Effective Time, as evidenced by the register of members of Parent (the “Shareholder Register”), shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. Each certificate (if any) previously evidencing Parent Ordinary Shares shall be exchanged for a certificate representing the same number of shares of Purchaser Class A Common Stock in accordance with Section 1.1(g).

(B) Each holder of Parent Ordinary Shares (other than the Parent Excluded Shares and Parent Dissenting Shares) listed on the Shareholder Register immediately prior to the Redomestication Merger Effective Time shall thereafter have the right to receive the same number of shares of Purchaser Class A Common Stock. For the avoidance of doubt, and subject to Section 1.1(f)(ii), each holder of Parent Ordinary Shares shall have only the right to receive one (1) share of Purchaser Class A Common Stock in exchange for each Parent Ordinary Share canceled and retired pursuant to Section 1.1(f)(i) above.

(ii) Issuance of Non-Redemption Warrants. At the Redomestication Merger Effective Time, Purchaser shall issue warrants to purchase a total of an additional 1,931,900 shares of Purchaser Class A Common Stock (the “Non-Redemption Warrants”) to (x) those Public Shareholders which, as of a time immediately prior to the Redomestication Merger Effective Time, have not tendered their Parent Ordinary Shares in the Redemption and (y) all other holders of Parent Ordinary Shares as of a time immediately prior to the Redomestication Merger (including, without limitation, the Sponsor, other Insiders and holders of other Parent Ordinary Shares that are not Public Shares) (each, an “Eligible Warrant Recipient”). The Parent Ordinary Shares held by the Eligible Warrant Recipients are hereby referred to as the “Eligible Parent Ordinary Shares.” For the avoidance of doubt, no Public Shareholder that has delivered to Parent a notice of intention to exercise its right of Redemption prior to the Parent EGM shall have the right to receive Non-Redemption Warrants. The Non-Redemption Warrants shall have an exercise price of $2.00 per share of Purchaser Class A Common Stock and shall otherwise contain the terms set forth in the form of warrant annexed as Exhibit E hereto. Upon the effectiveness of Redomestication Merger, each Eligible Warrant Recipient shall receive a number of Non-Redemption Warrants determined by the following formula:

# of Non-Redemption Warrants = (Number of Eligible Parent Ordinary Shares Owned by Eligible Warrant Recipient/Total Number of Eligible Parent Ordinary Shares) X (1,931,900)

For the avoidance of doubt, “Eligible Parent Ordinary Shares” includes the Parent Ordinary Shares plus the Parent Ordinary Shares contained within the Parent Units.

(iii) Conversion of Parent Units and Parent Rights. At or immediately prior to the Redomestication Merger Effective Time, (i) all Parent Units issued and outstanding immediately prior to the Redomestication Merger Effective Time will separate into their individual components of Parent Ordinary Shares and Parent Rights and will cease separate existence and trading and (ii) each issued and outstanding Parent Right immediately prior to the Redomestication Merger Effective Time shall be converted into one Redomestication Merger Surviving Corporation Right. At the Redomestication Merger Effective Time, each Parent Right and Parent Warrant shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Redomestication Merger Surviving Corporation Rights shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Rights that are outstanding immediately prior to the Redomestication Merger Effective Time. At or prior to the Redomestication Merger Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Redomestication Merger Surviving Corporation Rights remain outstanding, a sufficient number of Redomestication Merger Surviving Corporation Ordinary Shares for delivery upon the exercise of the Redomestication Merger Surviving Corporation Rights after the Redomestication Merger Effective Time.

(iv) Cancellation of Parent Ordinary Shares Owned by Parent. At the Redomestication Merger Effective Time, if there are any Parent Ordinary Shares that are owned by Parent as treasury shares or any Parent Ordinary Shares owned by any direct or indirect wholly owned subsidiary of Parent immediately prior to the Redomestication Merger Effective Time (collectively, the “Parent Excluded Shares”), such shares shall be canceled and extinguished without any conversion thereof or payment therefor by virtue of the Redomestication Merger. In addition, as of the Redomestication Merger Effective Time, the one (1) share of Purchaser Class A Common Stock owned by Parent immediately prior to the Redomestication Merger Effective Time shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange therefor.

(v) No Liability. Notwithstanding anything to the contrary in this Section 1.1, none of the Redomestication Merger Surviving Corporation, Parent, Purchaser or any other Party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.2 Surrender of Parent Ordinary Shares. All securities issued upon the surrender of the Parent Ordinary Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the Parent Ordinary Shares shall also apply to the Parent Ordinary Shares so issued in exchange.

1.3 Lost Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities as the case may be, upon an executed affidavit of that fact by the holder thereof, such securities; provided, however, that the Redomestication Merger Surviving Corporation may, in its sole and exclusive discretion and as a condition precedent to the issuance thereof, additionally require the owner of such lost, stolen or destroyed certificates to deliver an executed deed of indemnity against any claim that may be made against it with respect to the certificates alleged to have been lost, stolen or destroyed.

1.4 Taking of Necessary Action; Further Action. If, at any time after the Redomestication Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Redomestication Merger Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.5 Tax Treatment of the Redomestication Merger. For federal income tax purposes, the Redomestication Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code (the “Redomestication Intended Tax Treatment”). Each Parent Party hereby (i) adopts this Agreement insofar as it relates to the Redomestication Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agrees to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations with respect to the Redomestication Merger, and (iii) agrees to file all Tax and other informational returns on a basis consistent with such characterization, except if otherwise required by a “determination” within the meaning of Code Section 1313 (or pursuant to any similar provision of applicable state, local or foreign Law). Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Redomestication Merger is determined not to qualify for the Redomestication Merger Intended Tax Treatment.

1.6 Parent Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 1.1(f)(i) above, Parent Ordinary Shares issued and outstanding immediately prior to the Redomestication Merger Effective Time (other than the Parent Excluded Shares) and held by a holder of Parent Ordinary Shares (each a “Parent Dissenting Shareholder”) who has validly exercised and not effectively withdrawn or otherwise lost their rights to dissent from the Redomestication Merger in accordance with Section 238 of the Cayman Companies Act (such shares being referred to collectively as the “Parent Dissenting Shares” until such time as such Parent Dissenting Shareholder fails to perfect or otherwise loses such Parent Dissenting Shareholder’s dissenter’s rights under Section 238 of the Cayman Companies Act with respect to such shares) shall not be converted into a right to receive shares of Purchaser Class A Common Stock, but instead such Parent Dissenting Shares shall be automatically canceled and cease to exist by virtue of the Redomestication Merger and shall thereafter represent only the right of the holder thereof to be paid the fair value of such Parent Dissenting Shares and such other rights as are granted by the Cayman Companies Act; provided, however, that if, after the Redomestication Merger Effective Time, such Parent Dissenting Shareholder fails to perfect or prosecute or otherwise waives, effectively withdraws or loses such holder’s dissenter’s right pursuant to the Cayman Companies Act or if a court of competent jurisdiction shall determine that such Parent Dissenting Shareholder is not entitled to the relief provided by the Cayman Companies Act, such shares shall be treated as if they had been converted as of the Redomestication Merger Effective Time into the right to receive the allocable portion of the shares of Purchaser Class A Common Stock, if any, to which such Parent Dissenting Shareholder is entitled pursuant to Section 1.1(f)(i), without interest thereon.

ARTICLE II
ACQUISITION MERGER

2.1 Acquisition Merger. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date, not sooner than one Business Day after the Redomestication Merger and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Acquisition Merger (the “Surviving Corporation”) under the DGCL and become a wholly owned subsidiary of Purchaser.

2.2 Closing; Acquisition Merger Effective Time.

(a) Unless this Agreement is earlier terminated in accordance with ARTICLE XII, the closing of the Acquisition Merger (the “Closing”) shall take place at least one Business Day after the Redomestication Merger by the exchange of signed documentation on a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in ARTICLE VIII that are required to be satisfied prior to the Closing Date, or at such place or by such other means and time as the Company and the Parent Parties may mutually agree upon. The Parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the Parties shall execute a plan of merger (and any other documents required by the DGCL) (the “Delaware Acquisition Merger Certificate”) in form and substance acceptable to the Parent Parties and the Company, and the Parties hereto shall cause the Acquisition Merger to be consummated by filing the Delaware Acquisition Merger Certificate with the Delaware Secretary of State in accordance with the provisions of the DGCL. The Acquisition Merger shall become effective at the time when the Delaware Acquisition Merger Certificate is filed with the Delaware Secretary of State in accordance with the DGCL or such later time as specified in the Delaware Acquisition Merger Certificate (the “Acquisition Merger Effective Time”).

(b) On the Closing Date:

(i) the Parties shall exchange the closing deliverables as set forth in ARTICLE VIII;

(ii) the Company Transaction Expenses and the Parent Transaction Expenses shall be paid pursuant to Section 9.3; and

(iii) the Financial Advisor Shares and the Corporate Advisor Shares shall be issued, respectively, to the Financial Advisor and the Corporate Advisor.

2.3 Effect of the Acquisition Merger. At the Acquisition Merger Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Acquisition Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Acquisition Merger Effective Time.

2.4 Certificate of Incorporation and Bylaws of Surviving Corporation. At the Acquisition Merger Effective Time, the Company Charter and the Company Bylaws of the Company, each as in effect immediately prior to the Acquisition Merger Effective Time, shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until thereafter amended.

2.5 Directors and Officers of Surviving Corporation. At the Acquisition Merger Effective Time, the individuals who immediately prior to the Acquisition Merger Effective Time constitute the board of directors and the individuals who immediately prior to the Acquisition Merger Effective Time serve as executive officers of the Company shall constitute the board of directors and serve as executive officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

2.6 Taking of Necessary Action; Further Action. If, at any time after the Acquisition Merger Effective Time, any further action is necessary or desirable to carry out or further the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action furthers the objectives of and is not inconsistent with this Agreement.

2.7 Transfers of Ownership. If any certificate for Purchaser Common Stock to be issued in a name other than that in which the corresponding Company Common Stock certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

2.8 Tax Treatment of the Acquisition Merger. For federal income tax purposes, the Acquisition Merger is intended to constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (the “Acquisition Merger Intended Tax Treatment”). The Parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations, (ii) agree to file and retain such information with respect to the Acquisition Merger as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns with respect to the Acquisition Merger on a basis consistent with such characterization, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). Each of the Parties acknowledges and agrees that each such Party (a) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify for the Acquisition Merger Intended Tax Treatment.

2.10 Appraisal and Dissenter’s Rights.

(a) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 3.1(a) but instead the holder thereof shall only be entitled to such rights as are provided by the DGCL. In the event that a holder properly perfects such holder’s appraisal, dissenters’ or similar rights by demanding and not effectively withdrawing or losing such holder’s appraisal, dissenters’ or similar rights for any shares of Company Common Stock, the Exchange Agent shall deliver to Purchaser such holder’s portion of the Merger Consideration that is attributable to such shares at the time such portion of such Merger Consideration is determined and such rights are perfected.

(b) Withdrawal or Loss of Rights. Notwithstanding the provisions of Section 1.12(a), if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights with respect to such shares under the DGCL, then, as of the later of the Acquisition Merger Effective Time and the occurrence of such event, (i) such holder’s shares shall automatically convert into and represent only the right to receive the consideration for Company Common Stock, as applicable, set forth in and subject to the provisions of this Agreement, upon surrender of the certificate(s) formerly representing such shares (if any), and (ii) Purchaser (to the extent the following amounts have been previously delivered by the Exchange Agent to Purchaser pursuant to Section 1.12(a) and not returned to the Exchange Agent) or the Exchange Agent shall deliver to such holder such holder’s portion of the Merger Consideration that is attributable to such shares at the time such rights are withdrawn or lost.

(c) Demands for Appraisal. The Company shall give Purchaser (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any such demands or offer to settle or settle any such demands.

2.11 Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and, from any other payments otherwise required pursuant to this Agreement or any additional agreement, such amounts the Purchaser is required to withhold and pay over to the applicable Governmental Authority with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld and are remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, the Purchaser agrees that (i) provided the Company delivers the certificate set forth in Section 8.3(d)(xi), no such deduction or withholding is intended on any payments hereunder and (ii) the Purchaser shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

ARTICLE III
CONVERSION OF COMPANY SECURITIES; MERGER CONSIDERATION

3.1 Conversion of Company Securities.

(a) At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Parent, the Purchaser, the Merger Sub, the Company or the Company Stockholders:

(i) each share of Company Class A Common Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time (other than the shares to be canceled in accordance with Section 3.3 and Dissenting Shares) shall be canceled and automatically converted into the right to receive a Pro Rata Share of the Merger Consideration in the form of Purchaser Class A Common Stock pursuant to Section 3.2 to be issued to the Company Stockholders holding Company Class A Common Stock;

(ii) each share of Company Class B Common Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time (other than the shares to be canceled in accordance with Section 3.3 and Dissenting Shares) shall be canceled and automatically converted into the right to receive a Pro Rata Share of the Merger Consideration in the form of Purchaser Class B Common Stock pursuant to Section 3.2 to be issued to the Company Stockholders holding Company Class B Common Stock;

(iii) each Company Warrant issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be canceled and automatically converted into a warrant with equivalent terms and conditions to purchase shares of Purchaser Class A Common Stock of the Purchaser (“Converted Company Warrant”); and

(iv) each Company Stock Option issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be canceled and automatically converted into an option with equivalent terms and conditions to purchase shares of Purchaser Class A Common Stock (“Converted Company Option”).

(v) At the Acquisition Merger Effective Time, if there are any shares of Company Common Stock that are owned by the Company as treasury shares prior to the Acquisition Merger Effective Time, such Company Common Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

3.2 Merger Consideration. At the Acquisition Merger Effective Time, subject to the terms and conditions of this Agreement, the Purchaser shall issue and deliver to the Company Stockholders an aggregate number of Purchaser Common Stock with an aggregate value equal to (a) One Billion Four Hundred Eighty Nine Million Eight Hundred Thousand U.S. Dollars ($1,489,800,000) less (b)(i) the aggregate number of shares of Company Class A Common Stock, on an as-exercised basis, under the Company Warrants multiplied by (ii) the Redemption Price less the applicable exercise price of such Company Warrant and less (c) (i) the aggregate number of shares of Company Class A Common Stock, on an as-exercised basis, under the Company Stock Options multiplied by (ii) the Redemption Price less the applicable exercise price of such Company Stock Option (the “Purchase Price”), with each share of Purchaser Common Stock valued at the Redemption Price, and with each Company Stockholder receiving its Pro Rata Share of the resulting “Merger Consideration” which such number of shares shall be determined by dividing the Purchase Price by the Redemption Price. Holders of Company Class A Common Stock shall receive Merger Consideration in the form of Purchaser Class A Common Stock; and holders of Company Class B Common Stock shall receive Merger Consideration in the form of Purchaser Class B Common Stock. An example of the calculation of the Merger Consideration (with references to Company Warrants and Company Stock Options) is at Schedule 3.2 of the Company Disclosure Schedules.

3.3 Surrender of Company Securities and Disbursement of Merger Consideration.

(a) Prior to the Acquisition Merger Effective Time, the Purchaser shall appoint its transfer agent, VStock Transfer LLC (the “Exchange Agent”), for the purpose of disbursing the Merger Consideration. At or prior to the Acquisition Merger Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration. At or prior to the Acquisition Merger Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder a letter of transmittal, in form and substance satisfactory to the Purchaser and the Company (the “Letter of Transmittal”), for use in such exchange, in form and substance satisfactory to the Parties hereto (which shall specify that the delivery of Company Common Stock in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal to the Exchange Agent for use in such exchange).

(b) Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Merger Consideration as further provided in Sections 3.1(a)(i) and (ii) in respect of the Company Common Stock tendered for exchange (excluding any Dissenting Shares), as soon as reasonably practicable after the Acquisition Merger Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) a properly completed and duly executed Letter of Transmittal; and (ii) from the Company Stockholders identified on Schedule 3.3(b) of the Company Disclosure Schedules and each director and officer of the Company who holds Company Common Stock, a duly executed Lock-Up Agreement, the form of which is attached as Exhibit F hereto (each, a “Lock-Up Agreement”).

(c) Each holder of Company Warrants and/or Company Stock Options shall be entitled to receive its applicable Converted Company Warrant and Converted Company Stock Option in respect of the Company Warrant and the Company Stock Option tendered for exchange, as soon as reasonably practicable after the Acquisition Merger Effective Time, but subject to the delivery by such holder of a duly executed Lock-Up Agreement to the Purchaser.

(d) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the Company Common Stock is registered immediately prior to the Acquisition Merger Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Common Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents, each as in effect immediately prior to the Acquisition Merger Effective Time, (ii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, the Lock-Up Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent and (iii) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Common Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) After the Acquisition Merger Effective Time, there shall be no further registration of transfers of Company Common Stock. If, after the Acquisition Merger Effective Time, the Transmittal Documents are presented to the Surviving Corporation, the Purchaser or the Exchange Agent, the Company Common Stock shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 3.3. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Acquisition Merger Effective Time will be paid to the holders of any Company Common Stock that has not yet been surrendered with respect to Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Common Stock shall provide the Transmittal Documents. Subject to applicable Law, following delivery of the Transmittal Documents, Purchaser shall promptly deliver to the record holders thereof, without interest, evidence representing Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Acquisition Merger Effective Time theretofore paid with respect to such Purchaser Common Stock.

(f) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Acquisition Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT, THE PURCHASER AND MERGER SUB

Except as set forth in (i) the disclosure schedules delivered by the Parent Parties to the Company on the date hereof (the “Parent Party Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Parent Party Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this ARTICLE IV to which the relevance of such disclosure is reasonably apparent on its face), or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, each of the Parent, the Purchaser and Merger Sub represents and warrants to the Company as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

4.1 Organization and Standing. On the date hereof, the Parent is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent, the Purchaser and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Parent, the Purchaser and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Parent has heretofore made available to the Company accurate and complete copies of its and Merger Sub’s Organizational Documents (as defined below), as currently in effect. None of the Parent, the Purchaser nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Each of the Parent, the Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a Party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Parent Shareholder Approval. Parent, as the sole stockholder of Purchaser, has authorized, or will authorize immediately after the execution of this Agreement, the execution, delivery and performance of this Agreement and the Ancillary Documents by and on behalf of Purchaser and the consummation of the Reincorporation Merger and the other transactions contemplated by this Agreement. Purchaser, as the sole stockholder of Merger Sub, has authorized, or will authorize immediately after the execution of this Agreement, the execution, delivery and performance of this Agreement and the Ancillary Documents by and on behalf of Merger Sub and the consummation of the Acquisition Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and each Ancillary Document to which it is a Party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of each of the Parent, the Purchaser and Merger Sub, and (b) other than the Required Parent Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of each of the Parent, the Purchaser and Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a Party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which each of the Parent, the Purchaser and Merger Sub is a Party shall be when delivered, duly and validly executed and delivered by the Parent, the Purchaser and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of each of the Parent, the Purchaser and Merger Sub, enforceable against the Parent, the Purchaser and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Parent’s board of directors, by resolutions duly adopted at a meeting duly called and held (or by unanimous written resolutions to the extent permitted under the Cayman Companies Act) (i) determined that this Agreement, the Redomestication Merger and the Acquisition Merger, and the other transactions contemplated hereby, are advisable, fair to, and in the best interests of, the Parent and its shareholders, (ii) approved this Agreement, the Redomestication Merger and the Acquisition Merger and the other transactions contemplated by this Agreement in accordance with the Cayman Companies Act and the applicable provisions of the DGCL, (iii) directed that this Agreement be submitted to the Parent’s shareholders for approval and (iv) resolved to recommend that the Parent’s shareholders approve this Agreement.

4.3 Governmental Approvals. Except as otherwise provided for in this Agreement or described in Schedule 4.3, no Consent of or with any Governmental Authority (“Governmental Approval”), on the part of each of the Parent, the Purchaser and Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Parent, the Purchaser or Merger Sub of this Agreement and each Ancillary Document to which it is a Party or the consummation by each of the Parent, the Purchaser and Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, including the filing of the Cayman Plan of Merger with the Cayman Registrar in accordance with the Cayman Companies Act, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Parent, the Purchaser or Merger Sub.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by each Parent Party of this Agreement and each Ancillary Document to which each Parent Party is a Party, the consummation by each Parent Party of the transactions contemplated hereby and thereby, and compliance by each Parent Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Parent Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Parent, the Purchaser, Merger Sub, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Parent Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Parent Party under, (viii) give rise to any obligation to obtain any third Party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Parent Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Parent, the Purchaser or Merger Sub taken as a whole.

4.5 Capitalization.

(a) Parent is authorized to issue 500,000,000 Parent Ordinary Shares, par value $0.0001 per share. As of January 29, 2026, there were 3,419,314] Parent Ordinary Shares issued and outstanding. All outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Parent Memorandum and Articles or any Contract to which Parent is a Party. None of the outstanding Parent Securities has been issued in violation of any applicable securities Laws. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Parent’s currently effective Organizational Documents or any contract to which Parent is a Party or by which Parent is bound. Except as may otherwise be provided in the SEC Reports (including the Redemption rights of Public Shareholders), (i) there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent and (ii) there are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Prior to giving effect to the Redomestication Merger, Purchaser is authorized to issue 1,500,000,000 shares, comprised of (i) 800,000,000 shares of Purchaser Class A Common Stock, of which one (1) share is issued and outstanding and owned by the Parent, (i) 200,000,000 shares of Purchaser Class B Common Stock, none of which are issued or outstanding, and (iii) 500,000,000 shares of preferred stock, par value $0.00001 per share, none of which are issued or outstanding; and Purchaser has no other authorized, issued or outstanding shares of capital stock. All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than Parent has any rights with respect to such equity securities of Purchaser and no such rights will arise by virtue of or in connection with the Redomestication Merger and the other transactions contemplated by this Agreement. Prior to giving effect to the transactions contemplated by this Agreement, other than Purchaser and Merger Sub, Parent does not have any Subsidiaries or own any equity interests in any other Person.

(c) Prior to giving effect to the Acquisition Merger, Merger Sub is authorized to issue 1,500,000,000 shares, comprised of (i) 800,000,000 shares of class A common stock, of which one (1) share is issued and outstanding and owned by the Parent, (i) 200,000,000 shares of class B common stock, none of which are issued or outstanding, and (iii) 500,000,000 shares of preferred stock, par value $0.00001 per share, none of which are issued or outstanding; and Merger Sub has no other authorized, issued or outstanding shares of capital stock. All of the issued and outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than the Parent has any rights with respect to such equity securities of Merger Sub and no such rights will arise by virtue of or in connection with the Acquisition Merger and the other transactions contemplated by this Agreement.

(d) Except as set forth in the SEC Reports, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Parent, Purchaser or Merger Sub or (B) obligating Parent, Purchaser or Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Parent, Purchaser or Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Parent, Purchaser or Merger Sub to repurchase, redeem or otherwise acquire any shares of Parent, Purchaser or Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in the SEC Reports, there are no shareholders agreements, voting trusts or other agreements or understandings to which Parent, Purchaser or Merger Sub is a Party with respect to the voting of any shares of Parent, Purchaser or Merger Sub.

(e) All Indebtedness of Parent, Purchaser or Merger Sub as of the date of this Agreement is disclosed in the SEC Reports.

(f) Since the date of formation of Parent, Purchaser or Merger Sub, and except as contemplated by this Agreement, none of Parent, Purchaser or Merger Sub has declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and each of its board of directors has not authorized any of the foregoing.

4.6 SEC Filings and Parent Financials.

(a) The Parent, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Parent with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Parent has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Parent’s annual reports on Form 10-K for each fiscal year of the Parent beginning with the first year the Parent was required to file such a form, (ii) the Parent’s quarterly reports on Form 10-Q for each fiscal quarter that the Parent filed such reports to disclose its quarterly financial results in each of the fiscal years of the Parent referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Parent with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Parent Financials (defined below) or the SEC Reports) to (A) the Parent’s accounting or classification of the Parent’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of the Parent’s auditors, or (B) the Parent’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A) and (B), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. The Parties acknowledge and agree that any restatement, revision or other modification of the Parent Financials or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. The Parent Public Units, the Parent Ordinary Shares and the Parent Rights are listed on Nasdaq and, except as otherwise provided in Schedule 4.6, (A) the Parent has not received any currently effective written deficiency notice or delisting notice from Nasdaq relating to the continued listing requirements of such Parent Securities and (B) there are no Actions pending or, to the Knowledge of the Parent , threatened against the Parent by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Parent Securities on Nasdaq.

(b) Except for the SEC SPAC Accounting Changes, the financial statements and notes of the Parent contained or incorporated by reference in the SEC Reports (the “Parent Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Parent at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except for the SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the Parent Financials, the Parent has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Parent Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Parent’s formation in the ordinary course of business. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in all material respects in the Parent Financials as of the date of such Parent Financials.

4.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.7, the Parent has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since March 8, 2022, not been subject to a Material Adverse Effect on the Parent.

4.8 Compliance with Laws. Each Parent Party is, and has since its formation been, in material compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on such Parent Party, and neither the Parent, the Purchaser nor Merger Sub has received written notice alleging any violation of applicable Law in any material respect. To the Knowledge of the Parent, neither the Parent, the Purchaser nor Merger Sub is under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and no Parent Party has previously received any subpoenas from any Governmental Authority.

4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Parent, threatened material Action to which any Parent Party is subject which would reasonably be expected to have a Material Adverse Effect on such Parent Party. There is no material Action that any Parent Party has pending against any other Person. No Parent Party is subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Each Parent Party holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on such Parent Party.

4.10 Taxes and Returns.

(a) Each of Parent, Purchaser and Merger Sub has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Parent Financials have been established in accordance with GAAP. Each of the Parent, the Purchaser and Merger Sub has complied with all applicable Laws relating to Taxes. There are no audits, examinations, investigations or other proceedings pending against the Parent, the Purchaser or Merger Sub in respect of any Tax, and no Parent Party has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Parent Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any Parent Party’s assets, other than Permitted Liens. No Parent Party has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Parent Party or Merger Sub for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, no Parent Party has (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(c) To the Knowledge of each Parent Party, there are no facts or circumstances that would reasonably be expected to prevent the Redomestication Merger or the Acquisition Merger from qualifying for the Redomestication Merger Intended Tax Treatment or the Acquisition Merger Intended Tax Treatment.

4.11 Employees and Employee Benefit Plans. No Parent Party (a) has any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

4.12 Properties. No Parent Party owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. No Parent Party owns or leases any material real property or material Personal Property.

4.13 Material Contracts.

(a) All contracts material to the Parent have been disclosed in the SEC Reports (each, a “Parent Material Contract”). All Parent Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

4.14 Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between each Parent Party and any (a) present or former director, officer or employee or Affiliate of such Parent Party, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Parent’s outstanding capital stock as of the date hereof.

4.15 Purchaser and Merger Sub Activities. Since its formation, each of Purchaser and Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a Party and the transactions, and, other than this Agreement and the Ancillary Documents to which it is a Party, Merger Sub is not Party to or bound by any Contract.

4.16 Investment Company Act. The Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.17 Finders and Brokers. Except as set forth on Schedule 4.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any Parent Party, the Company or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Parent Party.

4.18 Ownership of Merger Consideration. All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Merger Consideration in accordance with ARTICLE III shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.19 Certain Business Practices.

(a) Neither the Parent, the Purchaser, Merger Sub, nor any Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political Parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Parent, the Purchaser or Merger Sub, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Parent, the Purchaser or Merger Sub or assist it in connection with any actual or proposed transaction.

(b) The operations of the Parent, the Purchaser and Merger Sub are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Parent, the Purchaser or Merger Sub with respect to any of the foregoing is pending or, to the Knowledge of any Parent Party, threatened.

(c) None of the Parent, the Purchaser, Merger Sub, or any of their directors or officers, or, to the Knowledge of the Parent, the Purchaser or Merger Sub, any other Representative acting on behalf of any Parent Party is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and no Parent Party has, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.20 [Reserved]

4.21 Parent Trust Account. As of January 27, 2026, the Trust Account has a balance of no less than $17,951,466.48. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.

4.22 Independent Investigation. Each Parent Party has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Each Parent Party acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to any Parent Party pursuant hereto, and in any Ancillary Document, and the information provided by or on behalf of the Company for the Registration Statement; (b) with respect to any projection or forecast (of future revenues, future results of operations, future cash flows, future financial condition, future potential Governmental Approvals for potential therapies (or any component of any of the foregoing) or otherwise) delivered by or on behalf of the Company, that there are uncertainties inherent in attempting to make such projections and forecasts, and the accuracy and correctness of such projections and forecasts may be affected by information that may become available through discovery or otherwise after the date of such projections and forecasts, that no representations, warranties or statements (including by omission) of any kind are being made with respect to such projections or forecasts; and (c) none of the Company nor its respective Representatives have made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules), in any Ancillary Document or in any certificate delivered to any Parent Party pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

4.23 No Other Representations. Except for the representations and warranties expressly made by the Parent Parties in this ARTICLE IV ARTICLE IV(as modified by the Parent Party Disclosure Schedules) or as expressly set forth in an Ancillary Document, no Parent Party, nor any other Person on its behalf, makes any express or implied representation or warranty with respect to any Parent Party, the Parent Securities, the business of any Parent Party, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and each Parent Party hereby expressly disclaims any other representations or warranties, whether implied or made by the Parent, the Purchaser, Merger Sub or any of their Representatives. Except for the representations and warranties expressly made by any Parent Party in this ARTICLE IV (as modified by the Parent Party Disclosure Schedules) or in an Ancillary Document, each of the Parent Parties hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of any Parent Party), including any representations or warranties regarding the probable success or profitability of the businesses of the Parent Parties.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Parent Parties on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Company Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this ARTICLE V to which the relevance of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to each Parent Party, as of the date hereof and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

5.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing in Delaware under the DGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Company has provided to the Parent accurate and complete copies of its Organizational Documents, each as amended to date and as currently in effect, and is not in violation of any provision of its Organizational Documents.

5.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a Party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a Party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents and the DGCL, and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a Party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a Party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. On or prior to the date of this Agreement, the Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement and the other matters required for the Required Company Stockholder Approval be submitted to the Company Stockholders for adoption and (iv) resolved to recommend that the Company Stockholders adopt this Agreement and the other matters required for the Required Company Stockholder Approval. The Voting and Support Agreements delivered by the Company include holders of Company Common Stock representing at least the Required Company Stockholder Approval, and such Voting and Support Agreements are in full force and effect. The Required Company Stockholder Approval, when obtained, will constitute the required stockholder approval for all the transactions contemplated by this Agreement, and no separate approval of the holders of Company Class A Common Stock will be required.

5.3 Capitalization.

(a) The Company is authorized to issue an aggregate of 1,000,000,000 shares comprised of (i) 800,000,000 shares of Company Class A Common Stock, par value $0.00001 per share, of which 22,846,883 are issued and outstanding as of the date hereof and (ii) 200,000,000 shares of Company Class B Common Stock, par value $0.00001 per share, of which 100,000,000 are issued and outstanding as of the date hereof. The Company Class A Common Stock and the Company Class B Common Stock have identical rights and obligations, except for voting rights: each share of Company Class B Common Stock is entitled to ten (10) votes per share whereas each share of Company Class A Common Stock is entitled to one (1) vote per share. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Common Stock and other equity interests of the Company are set forth on Schedule 5.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are, to the Knowledge of the Company, owned free and clear of any Liens. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company Charter or any Contract to which the Company is a Party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws.

(b) The issued and outstanding Company Stock Options and Company Warrants, on a grant-by-grant basis (together with the holder thereof, the number of shares of Company Common Stock subject thereto, the grant date, initial exercise date and expiration date thereof) are set forth on Schedule 5.3(b).

(c) Except for the reverse stock split effectuated by the Company on or about August 26, 2024 or as disclosed in the Company Financials, since January 1, 2024, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

5.4 Subsidiaries. The Company has no Subsidiaries.

5.5 Governmental Approvals. Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.

5.6 Non-Contravention. Except as otherwise described in Schedule 5.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a Party or otherwise bound, and the consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, conflict with or violate any Law, Order or Consent applicable to the Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third Party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (b) and (c), as has not been and would not reasonably be expected to have a material and adverse effect to the Company or its ability to consummate the transactions contemplated by this Agreement or the Ancillary Documents or to perform the Company’s obligations hereunder or thereunder.

5.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the audited financial statements of the Company (including, in each case, any related notes thereto), consisting of the audited balance sheets of the Company as of December 31, 2024 and December 31, 2023, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards, and (ii) the unaudited financial statements of the Company as of and for the nine (9) month period ended September 30, 2025 (the “Interim Balance Sheet Date”) consisting of the unaudited balance sheets as of such date, the unaudited income statement for the nine (9) month period ended on such date, and the unaudited cash flow statements for the nine (9) month period ended on such date. True and correct copies of the Company Financials have been provided to the Parent. The Company Financials do, and all Company audited and interim financial statements delivered to the Parent during the Interim Period will, (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, (iv) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated, and (v) when delivered by the Company for inclusion in the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.5, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past five (5) years, neither Company nor its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(c) The Company does not have any Indebtedness except for Permitted Indebtedness and the Revolving Line of Credit Loan between East West Bank and the Company dated January 6, 2026.

(d) The Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the balance sheet of the Company as of the balance sheet date contained in the Company Financials or (ii) not material or that were incurred after such balance sheet date in the Ordinary Course of Business (other than Liabilities for breach of any Contract or violation of any Law).

(e) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the Ordinary Course of Business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves) within ninety (90) days.

5.8 Absence of Certain Changes. Except as set forth on Schedule 5.8, since September 30, 2025, the Company has (a) conducted its business in all material respects in the Ordinary Course of Business, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.1(b) (without giving effect to Schedule 6.1) if such action were taken on or after the date hereof without the consent of the Parent.

5.9 Compliance with Laws. Except as set forth on Schedule 5.9:

(a) Except where such would not materially and adversely affect the Company: (i) the Company is and, since inception, has been in compliance with all applicable Laws and Orders; (ii) the Company is not in default or violation of any applicable Law or Order, nor has the Company received, since inception, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws; and (iii) without limiting the generality of clauses (i) and (ii), the Company is, and since inception has been, in compliance with (Ai) every Law applicable to it due to the specific nature of the Business, including without limitation Healthcare Laws and Data Protection Laws, (B) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to it, (C) the Federal Trade Commission Act (the “FTC Act”) and FTC regulations promulgated thereunder, and (D) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment.

5.10 Compliance With Healthcare Laws

(a) The Company is and for the past five (5) years has been, in material compliance with all Healthcare Laws. The Company has not received written or, to the Knowledge of the Company, oral notice of: (i) any pending or threatened Action by the FDA or any other Governmental Authority alleging that any operation or activity of the Company is in material violation of any applicable Healthcare Laws, (ii) any investigation by a Governmental Authority related to any potential or alleged violation by the Company of any applicable Healthcare Laws, or (iii) being charged with any act that would subject the Company to liability for criminal or civil money penalties, product seizure, injunction, mandatory exclusion, permissive exclusion, or other administrative actions or sanctions, including a warning letter or import hold, under any Healthcare Laws. The Company is not, and since inception has not been, a Party or subject to a corporate integrity agreement or any administrative or judicial consent order imposed pursuant to action by the Office of Inspector General of the United States Department of Health and Human Services or any similar monitoring agreement or consent order pursuant to action by any other Governmental Authority. The Company has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority for an alleged violation of any Healthcare Laws. As of the date hereof, to the Knowledge of the Company, there are no restrictions imposed by any Governmental Authority upon the Business, activities, or services of the Company that would prevent it from operating as it currently operates or intends to operate in the future.

(b) All pre-clinical and, as applicable, clinical investigations conducted or sponsored by or on behalf of the Company and submitted or intended to be submitted to a Governmental Authority to support a regulatory approval, clearance, or other form of marketing authorization in any country, were and are being conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable Governmental Authority, including but not limited to: (i) FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations (“CFR”), (ii) applicable FDA standards for the design, conduct, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, and 56 of the CFR, (iii) FDA Investigational New Drug (“IND”) regulations contained in Title 21 part 312 of the CFR, (iv) FDA good manufacturing practices regulations contained in Title 21 part 210 and 211 of the CFR; (v) applicable Healthcare Laws restricting the use and disclosure of individually identifiable health information, including HIPAA; (vi) applicable Laws and all Healthcare Laws, including without limitation those related to Good Clinical Practice, Good Laboratory Practice; and (vii) any similar, related, or analogous Laws of any other jurisdiction within or outside of the United States.

(c) Neither the Company nor, to the Knowledge of the Company, any officer or employee of the Company (in such Person’s capacity as an officer or employee of the Company) has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(d) To the Knowledge of the Company, no officer or employee of the Company (in such Person’s capacity as an officer or employee of the Company) has been convicted of any crime or engaged in any conduct for which exclusion, debarment, or suspension is mandated by 21 U.S.C. §335a(a), 42 U.S.C. §1320a-7 or any similar Healthcare Laws or authorized by 21 U.S.C. §335a(b), 42 U.S.C. §1320a-7 or any similar Healthcare Laws. Neither the Company nor, to the Knowledge of the Company, any officer or employee of the Company (in such Person’s capacity as an officer or employee of the Company) has been charged with or convicted of any crime or engaged in any conduct for which such person could be excluded, debarred, suspended or otherwise deemed ineligible from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Laws. No Actions that would reasonably be expected to result in debarment, suspension or exclusion are pending or, to the Company’s Knowledge, threatened against the Company or, to the Company’s Knowledge, any of its officers or employees of the Company (in such Person’s capacity as an officer or employee of the Company) who are performing research or work on behalf of the Company. Neither the Company nor, to the Knowledge of the Company, any officers or employees of the Company acting on behalf of the Company (in such Person’s capacity as an officer or employee of the Company), is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(e) The Company has received FDA reference number PTS#PS009936 in connection with its pre-IND meeting and future IND application to test PGSXC-L1A cell therapy product candidate for the indication Acute Alcoholic Hepatitis.

5.11 Company Permits. As set forth in Schedule 5.11, the Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company), holds all Permits necessary to lawfully conduct its business as presently conducted; to own, lease and operate its assets and properties; and to market and sell its products (collectively, the “Company Permits”), except where such would not have a Material Adverse Effect on the Company. The Company has made available to the Parent true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company has not received any written (or, to the Company’s Knowledge, oral) notice from any Governmental Authority regarding any violation of any Permit. None of such Permits will, to the Company’s Knowledge, be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any additional agreement. To the Company’s Knowledge, no basis (including the execution of this Agreement and the other agreements to which the Company is a Party and the consummation of the transactions contemplated by this Agreement or any additional agreement) exists that, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Governmental Authority grounds to suspend, revoke, or terminate any such Permit. Neither the Company, nor, to the Knowledge of the Company, any officer or employee of the Company acting on behalf of the Company, has made any false statement in, or omission from, the Permits required to be set forth on Schedule 5.11 or any applications, reports, or other submissions to or correspondence with any Governmental Authority in connection therewith. Except as could not reasonably be expected to be material to the Company, there has not been and there is not any pending or, to the Company’s Knowledge, threatened, Action, investigation or disciplinary proceeding by or from any Governmental Authority against the Company involving any Permit required to be set forth on Schedule 5.11, and the Company has not received any written communications from any Governmental Authority notifying the Company of a Permit it does not currently possess, or has not applied for, that is required in connection with the Company’s operation of the Business.

5.12 Litigation. Except as set forth in Schedule 5.12, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought, or, to the Company’s Knowledge, threatened, in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, or, to the Company’s Knowledge, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, equity securities or assets). To the Company’s Knowledge, in the past five (5) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

5.13 Material Contracts.

(a) Schedule 5.13(a)sets forth a true, correct and complete list of, and the Company has made available to the Parent (including written summaries of oral Contracts), true, correct and complete copies of, each Contract that is material to the business of the Company that is in effect on the date of this Agreement to which the Company is a Party or by which the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 5.13(a), other than a Company Benefit Plan, a “Company Material Contract”) that:

(i) contains covenants that materially limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the Ordinary Course of Business) or shares or other equity interests of the Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or current material assets or the sale of the Company, its business or current material assets;

(vii) by its terms, individually or with all related Contracts, other than Contracts referenced in another subsection of this Section 5.13(a), calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $100,000 per year or $200,000 in the aggregate;

(viii) which its primary purpose obligates the Company to provide continuing indemnification or a guarantee of obligations of a third Party after the date hereof in excess of $100,000;

(ix) is between the Company and any directors, officers or employees of the Company (other than offer letters and at-will employment arrangements with employees entered into in the Ordinary Course of Business), including all non-competition, severance and indemnification agreements, or any Related Person;

(x) obligates the Company to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xi) relates to a material settlement entered into within one (1) year prior to the date of this Agreement or under which the Company has outstanding obligations (other than customary confidentiality obligations);

(xii) provides another Person (other than any manager, director or officer of the Company) with a power of attorney;

(xiii) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from the Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on a Company’s standard form of such agreement, (C) confidentiality agreements entered into in the Ordinary Course of Business, (D) non-exclusive licenses from customers or distributors to the Company entered into in the Ordinary Course of Business or (E) feedback and ordinary course trade name or logo rights that are not material to the Company;

(xiv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xv) is otherwise material to the Company and not described in clauses (i) through (xiv) above.

(b) Except as disclosed in Schedule 5.13(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable against the Company and, to the Knowledge of the Company, is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other Party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other Party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other Party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Company’s Knowledge, notice of an intention by any Party to any such Company Material Contract that provides for a continuing obligation by any Party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract.

5.14 Intellectual Property.

(a) Schedule 5.14(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee that are material to the business of the Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the jurisdiction, registrar, registration application, registration serial number, title, filing date, priority date, and status; and (B) the owner and nature of the ownership or licensed rights; and (ii) all material unregistered Intellectual Property owned, purported to be owned or licensed by the Company. Schedule 5.14(a)(ii) sets forth all Intellectual Property licenses, sublicenses, settlements and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally (collectively, “Off-the-Shelf Software”)), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, specifying as to each, as applicable (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. Except as set forth on Schedule 5.14(a)(iii), the Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property that is material to the business of the Company and currently used, licensed or held for use by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that is material to the business of the Company and that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each named inventor and, to the Knowledge of the Company, are being prosecuted in accordance with all duty of disclosure obligations.

(b) The Company has a valid and enforceable license to use all Intellectual Property that is material to the business of the Company and that is the subject of the Company IP Licenses. The Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other Party thereto, in material breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is material to the business of the Company and that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets, in each case that are material to the business of the Company and that are owned by or exclusively licensed to the Company are in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks that are pending and in good standing.

(c) Schedule 5.14(c) sets forth all licenses, sublicenses and other agreements or permissions under which the Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to the Company, if any. The Company has performed all material obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company, is any other Party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property that is material to the business of the Company and currently owned, licensed, used or held for use by the Company. Except as set forth on Schedule 5.14(d), the Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company. There are no Orders to which the Company is a Party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company. To the Knowledge of the Company, the Company is not currently infringing, nor has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, otherwise in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third Party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property that is material to the business of the Company and owned, licensed by, licensed to, or otherwise used or held for use by the Company (“Company IP”) in any material respect.

(e) All employees and independent contractors of the Company that were materially involved in the creation or development of any Company IP that is material to the Company have signed a confidential information and inventions assignment or similar agreement or provision, expect as would not reasonably be expected to materially and adversely affect the Company. No current or former employees or independent contractors of the Company have claimed any ownership interest in any Intellectual Property owned by the Company that is material to the business of the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company IP that is material to the business of the Company. The Company has made available to the Parent true and complete copies of all written Contracts that the primary purpose of which regarding employees and independent contractors assigning their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) During the last five (5) years, the Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, if any, each with respect to the company’s collection, processing and use of personal information. To the Knowledge of the Company, the operation of the business of the Company has not, in the last five (5) years, and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) Giving effect to applicable consents to be obtained by the Company prior to Closing, the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property that is material to the business of the Company and owned by the Company, or (ii) any Company IP License that is material to the business of the Company. Following the Closing, the Company shall be permitted to exercise, all of the Company’s rights under such Company Material Contracts or Company IP Licenses that are material to the business of the Company to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

5.15 Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established in accordance with GAAP. The Company (i) has complied with all applicable Laws relating to Tax during the past (5) years and (ii) has not failed to comply with an applicable Law relating to Tax for which the applicable statute of limitations has not expired as of the date hereof.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is not being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Company’s assets, other than Permitted Liens.

(e) The Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company within which to pay any Taxes shown to be due on any Tax Return.

(g) The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) The Company has not engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(i) The Company has no Liability or potential Liability for the Taxes of another Person that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the Ordinary Course of Business the primary purpose of which is not the sharing of Taxes). The Company is not Party to nor bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the Ordinary Course of Business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(j) The Company has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; and (ii) is not and has never been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) The Company has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company.

(m) The Company been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(n) The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the financial statements and (ii) will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(o) The Company will not be required to include any material item of income or exclude any material item of deduction for any taxable period beginning after the Closing Date as a result of: (i) any installment sale or open sale transaction disposition made by the Company before the Closing; (ii) any prepaid amount received outside of the Ordinary Course of Business by the Company before the Closing; or (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) existing before the Closing.

(p) To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the Redomestication Merger from qualifying for the Redomestication Merger Intended Tax Treatment or to prevent the Acquisition Merger from qualifying for the Acquisition Merger Intended Tax Treatment.

5.16 Real Property. Schedule 5.16 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Parent a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other Party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company does not own nor has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.17 Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than one hundred thousand dollars ($100,000) is set forth on Schedule 5.17, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). All such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to the Parent a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other Party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

5.18 Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) the rights of licensors under Company IP Licenses, and (d) Liens specifically identified in the Company Financials. The assets (including Intellectual Property rights and contractual rights, including as may be licensed under license agreements to the Company (including under Company IP Licenses)) of the Company constitute all of the material assets, rights and properties that are used in the operation of the business of the Company as it is now conducted and presently proposed to be conducted or that are used or held by the Company for use in the operation of the businesses of the Company, and are adequate and sufficient for the operation of the business of the Company as currently conducted and presently proposed to be conducted.

5.19 Employee Matters.

(a) The Company is not Party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other Party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 5.19(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or material employee of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company.

(b) The Company (i) except as would not reasonably be expected to have a material and adverse effect on the Company, is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the Ordinary Course of Business). There are no Actions pending or, to the Company’s Knowledge, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 5.19(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, hourly rate, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ended December 31, 2025, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2025. No employee of the Company is a Party to a written employment Contract with the Company that is not terminable “at will,” and the Company has paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to its employees, including overtime compensation, and the Company does not have any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement or commitment. Except as set forth in Schedule 5.19(c), each Company employee has entered into an employee non-disclosure, inventions and restrictive covenants or similar agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Parent by the Company.

(d) Schedule 5.19(d) contains a list of all independent contractors (including consultants) currently engaged by the Company that have been paid in excess of $50,000 by the Company within the last twelve (12) months, along with a description of the general nature of the work performed, date of retention and rate of remuneration, for each such Person. Except as set forth on Schedule 5.19(d), all of such independent contractors are a Party to a written Contract with the Company. Except as set forth on Schedule 5.19(d)and other than such independent contractors that are financial or tax advisors, legal counsel, or do not materially participate in the development of Company Intellectual Property that is material to the business of the Company, each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to the Parent by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company, except as would not reasonably be expected to have a material and adverse effect of the Company. Each independent contractor is terminable on no more than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

5.20 Benefit Plans.

(a) Set forth on Schedule 5.20(a) is a true and complete list of each Benefit Plan of the Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. The Company is not nor has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b) Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to the Parent accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e) Except as set forth on Schedule 5.20(e), no Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to the Company immediately after the Closing Date. The Company does not maintain nor has ever maintained, nor is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) No arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h) Except as set forth on Schedule 5.20(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 5.19(a)); (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i) Except to the extent required by Section 4980B of the Code or similar state Law, the Company does not provide health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to the Surviving Corporation or Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities, except for costs in the normal course related to termination of a Company Benefit Plan.

(k) Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 5.20(k). No options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. The Company has no obligations to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which the Company is a Party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

5.21 Transactions with Related Persons. Except as set forth on Schedule 5.21, neither Company nor any officer or director of the Company, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a Party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the Ordinary Course of Business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 5.21, the Company does not have any outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. Except as set forth in Schedule 5.21, the assets of the Company do not include any material receivable or other obligation from a Related Person, and the liabilities of the Company do not include any material payable or other obligation or commitment to any Related Person.

5.22 Insurance.

(a) Schedule 5.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Parent. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company has no self-insurance or co-insurance programs. In the past five (5) years, the Company has not received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 5.22(b) identifies each individual insurance claim in excess of $100,000 made by the Company in the past five (5) years. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. The Company has not made any claim against an insurance policy as to which the insurer is currently denying coverage.

5.23 Books and Records. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the Ordinary Course of Business and in accordance with applicable Laws.

5.24 Certain Business Practices.

(a) Neither the Company, nor any of its Representatives acting on the Company’s behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political Parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company, nor any of its Representatives acting on the Company’s behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any governmental employee, or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) Neither the Company nor any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

5.25 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

5.26 Finders and Brokers. Except as set forth in Schedule 5.26, the Company has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

5.27 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Parent, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Parent Parties for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Parent Parties set forth in Agreement (including the related portions of the Parent Party Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and in any Ancillary Document; and (b) neither any Parent Party nor any of its Representatives have made any representation or warranty as to any Parent Party or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Parent Party Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

ARTICLE VI
COVENANTS

6.1 Conduct of Business of the Company.

(a) Unless the Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.1, the Company shall (i) conduct its business in a manner consistent with its Ordinary Course of Business, (ii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of the Company’s material assets, all as consistent with past practice, and (iii) duly and timely file all Tax Returns required to be filed with the applicable Governmental Authorities and pay any and all Taxes due and payable during such time period.

(b) Without limiting the generality of Section 6.1(a) and except as contemplated by the terms of this Agreement, the Ancillary Documents or as set forth in this Section 6.1(b), during the Interim Period, without the prior written consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, other than the issuance of Company Common Stock in connection with the exercise of any of the current Company Warrants and/or current Company Stock Options, provided that the Company is permitted to conduct private offerings of equity securities not to exceed, in the aggregate, twenty percent (20%) of the issued and outstanding Company Common Stock, on a fully diluted basis, as of the date hereof;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Common Stock from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of service);

(iv) declare or distribute any (x) cash or other dividends or distributions to any Company Stockholders or (v) any bonus to any employees or directors in excess of $250,000 in the aggregate;

(v) (A) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third Party (other than advancement of expenses to employees in the Ordinary Course of Business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person that, together with Indebtedness described in clause (A) above, exceeds $8 million in the aggregate (such Indebtedness up to, and including, $5 million (“Permitted Indebtedness”);

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company IP Licenses or other Company IP, in each case as to Intellectual Property that is material to the business of the Company (excluding non-exclusive licenses of Company IP to the Company customers in the Ordinary Course of Business);

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the Ordinary Course of Business that obligates the Company to payment within the subsequent ninety (90) days in excess of $500,000 (individually or $2 million in the aggregate);

(ix) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(x) establish any Subsidiary or enter into any new line of business unrelated to stem cells or exosomes;

(xi) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $100,000 individually or $250,000 in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;

(xv) make capital expenditures in excess of $2.5 million (individually for any project (or set of related projects) or $10 million in the aggregate);

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) not referenced in another subsection of this Section 6.1(b) in excess of $2.5 million] in the aggregate other than (A) pursuant to the terms of a Company Material Contract or Company Benefit Plan or (B) any Liability incurred in connection with manufacturing of drugs, clinical trials, university research agreements, or the manufacturing, selling, or marketing of exosome related products;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xix) except for the Ancillary Documents, enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xx) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxi) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the Ordinary Course of Business;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business), except which would not be expected to have a material and adverse effect on the Company;

(xxiii) terminate, suspend, delay, or materially modify any planned or ongoing pe-clinical or clinical study(ies);

(xxiv) submit, or fail to submit, to the FDA or any analogous regulatory authority any document or regulatory filing of any type (including without limitation any changes to clinical trial protocols), the effect of which could materially alter the clinical or regulatory development strategy, the proposed indication(s) of any product candidate, or the achievability or anticipated timing of regulatory events or milestones;

(xxv) make or propose changes to any raw material or product component supplier, any manufacturing facility or manufacturing process, contract manufacturer, contract research organization, or clinical investigator(s); or

(xxvi) Authorize or agree to do any of the foregoing actions;

Provided, that any actions reasonably taken in good faith by the Company, to the extent reasonably believed to be necessary or advisable and that do not materially impair the Company’s ability to consummate the transactions contemplated by this Agreement, in order to continue the Company’s Course of Business (including manufacturing drugs, conducting clinical trials, entering into university research agreements, or the manufacturing, selling, or marketing of exosome related products), and which do not breach any of the individual or aggregate dollar thresholds above, in each case, shall be deemed not to constitute a breach of the requirements set forth under this Section 6.1. The Company shall notify the Parent in writing, no later than five business days in advance of taking any such actions in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the business of the Company, in consultation with the Parent in each instance.

6.2 Conduct of Business of the Parent Parties.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth in this Section 6.1, the Parent shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Parent and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.1, nothing in this Agreement shall prohibit or restrict Parent from extending, in accordance with Parent’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (each, an “Extension”), and by taking all reasonable actions and paying all reasonable expenses required to effectuate any Extension, and no consent of any other Party shall be required in connection therewith. Any extension fees and other costs incurred by the Parent to date and/or during the Interim Period are collectively referred to herein as the “Extension Expenses.”

(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth in this Section 6.2(b), during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Parent shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Parent Securities issuable upon conversion or exchange of outstanding Parent Securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) not referenced in Section 6.2(b) in excess of $10 million in the aggregate, make a loan or advance to or investment in any third Party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.2 (b)(iv) shall not prevent the Parent from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Parent;

(vii) terminate, waive or assign any material right under any Parent Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Parent’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Parent or its Subsidiary) not in excess of $100,000 individually or $250,000 in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Parent Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xiv) make capital expenditures in excess of $2.5 million individually for any project (or set of related projects) or $10 million in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers or as otherwise required by its Organizational Documents);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $100,000 in the aggregate (excluding the incurrence of any Expenses), pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business consistent with past practice or in accordance with the terms of this Section 6.2 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) except for the Ancillary Documents, enter into any agreement, understanding or arrangement with respect to the voting of Parent Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Parent or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 6.2. The Parent shall notify the Company in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the Parent and its Subsidiaries.

6.3 Access to Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), the Company and the Parent shall: (i) provide to the other Party (and the other Party’s Representatives) reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries, if any, as the other Party or its Representatives may reasonably request to consummate the Transactions; provided, however, each Party and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the other Party or its Subsidiaries, if any. Notwithstanding the foregoing, neither the Company nor the Parent shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege.

6.4 Confidential Information. All information obtained by the Parties pursuant to Section 6.3 and constituting Confidential Information as defined in the Confidentiality Agreement, dated as of April 16, 2025 (the “Confidentiality Agreement”), between the Parent and the Company, shall be kept confidential in accordance with the Confidentiality Agreement. Parent acknowledges and agrees that all materials and information made available to Parent or any of its Representatives in the Company data room and all information observed, learned, or obtained by Parent or its Representatives during due diligence meetings, site visits, or other interactions with the Company or its Representatives, shall constitute and be deemed “Confidential Information” of the Company under the Confidentiality Agreement. The definition of “Confidential Information” of the Company in the Confidentiality Agreement is hereby expanded to include all such material and information described in this Section 6.4.

6.5 The Registration Statement and Proxy Statement/Prospectus.

(a) As promptly as practicable after the date hereof, the Parent shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Common Stock to be issued under this Agreement, which Registration Statement will also contain a proxy statement of the Parent as well as a prospectus for the offering of Purchaser Class A Common Stock (the “Proxy Statement”) for the purpose of soliciting proxies from Parent shareholders for the matters to be acted upon at the Parent EGM and providing the Public Shareholders an opportunity in accordance with the Parent’s Organizational Documents and the IPO Prospectus to have their Parent Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Parent Proposals. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent shareholders to vote, at an extraordinary general meeting of Parent shareholders to be called and held for such purpose (the “ Parent EGM”), in favor of resolutions approving (i) the adoption and approval of this Agreement, the Cayman Plan of Merger, the Ancillary Documents and the transactions contemplated hereby or referred to herein, including the Redomestication Merger and the Acquisition, by the holders of Parent Ordinary Shares in accordance with the Parent’s Organizational Documents, the Securities Act, the Cayman Companies Act, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the effecting of the Redomestication Merger and the Acquisition Merger, (iii) adoption and approval of the Delaware Organizational Documents, (iv) the adoption and approval of a new equity incentive plan in the form attached hereto at Exhibit G (the “Equity Incentive Plan”), and which will provide for awards for a number of shares of Purchaser Common Stock equal to fifteen percent (15%) of the aggregate number of shares of Purchaser Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), (v) the appointment of the members of the Purchaser Board in accordance with Section 6.11 hereof, (vi) the removal of the minimum net tangible asset requirement from the Parent’s Organizational Documents, and (vi) such other matters as the Company and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (vii), collectively, the “Parent Proposals”), and (vii) the adjournment of the Parent EGM, if necessary or desirable in the reasonable determination of Parent. If on the date for which the Parent EGM is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Shareholder Approval, whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent EGM. In connection with the Registration Statement, Parent will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Parent’s Organizational Documents, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq. Parent shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Parent shall consider any such comments timely made in good faith. The Company shall provide Parent with such information concerning the Company and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. If required by applicable SEC rules or regulations, such financial information provided by the Company must be reviewed or audited by the Company’s auditors. The Parent shall cause any information concerning the Parent or its shareholders, officers, directors, assets, Liabilities, condition (financial or otherwise), business and operations included in the Registration Statement, or in any amendments or supplements thereto, to be true and correct and to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) The Parent shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Parent EGM and the Redemption. Each of the Parent and the Company shall make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, the Parent and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Parent shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Parent shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Parent’s Organizational Documents; provided, however, that the Parent shall not amend or supplement the Registration Statement without prior consultation with the Company as is reasonable under the circumstances.

(c) Each of Parent and the Company shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Parent shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Parent or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Parent EGM and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Parent shall consider any such comments timely made in good faith under the circumstances.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Parent shall distribute the Registration Statement to Parent’s shareholders, and, pursuant thereto, shall call the Parent EGM in accordance with Cayman Companies Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e) Parent shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Parent’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Parent EGM and the Redemption.

6.6 Parent EGM. The Parent shall call and hold the Parent EGM as promptly as practicable following the clearance of the Registration Statement by the SEC; provided that the Parent may postpone or adjourn the Parent EGM on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Parent that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Parent Proposals. The Parent shall use commercially reasonable efforts to obtain the approval of the Parent Proposals at the Parent EGM, including by soliciting from its shareholders proxies as promptly as possible in favor of the Parent Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. The Parent’s board of directors shall recommend to its shareholders that they approve the Parent Proposals and shall include such recommendation in the Proxy Statement.

6.7 Company Stockholders’ Written Consent. The Company’s board of directors shall recommend to the Company Stockholders that the Company Stockholders vote in favor of this Agreement, the Ancillary Agreements to which the Company is or will be a Party, the transactions contemplated hereby and thereby, and other related matters. As promptly as reasonably practicable after the effective date of the Registration Statement, and in any event within ten (10) days following such date, the Company shall obtain and deliver to the Parent a true and correct copy of a written consent evidencing the required Company Stockholder approval that is duly executed by the Company Stockholders holding at least fifty percent (50%) of issued and outstanding shares of Company capital stock required to obtain the Company Stockholder Approval (the “Required Company Stockholder Approval”).

6.8 2025 and 2026 Audited and Interim Financial Statements. The Company shall use its reasonable best efforts to deliver true and complete copies of the Company’s audited financial statements for the fiscal year ended 2025 to the Parent, as soon as possible after the date hereof; and shall deliver all quarter ended and fiscal year ended financial statements for fiscal year 2026 in a timely manner. All such financial statements shall comply with the terms set forth in Section 5.7(a) hereof.

6.9 Parent Public Filings. During the Interim Period, the Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its best efforts prior to the Closing to maintain the listing of the Parent Public Units, Parent Ordinary Shares, and the Parent Rights on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Purchaser Common Stock.

6.10 Nasdaq Listing. The Parent will use reasonable best efforts (with the assistance and reasonable best efforts cooperation of the Company as reasonably requested by the Parent) to cause the Purchaser Common Stock issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. During the Interim Period, the Parent shall use reasonable best efforts to keep the Parent Public Units, Parent Ordinary Shares, and the Parent Rights listed for trading on Nasdaq.

6.11 Purchaser Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the board of directors of the Purchaser (the “ Board”) will consist of seven (7) individuals. The Parties shall also take all necessary action to appoint to the Purchaser Board simultaneously with the Closing: (i) two (2) persons designated by the Company, neither of whom shall be required to qualify as independent directors under Nasdaq rules; (ii) one (1) person nominated by the Parent, who shall be reasonably acceptable to the Company and shall not be required to qualify as an independent director under Nasdaq rules; and (iii) four (4) persons, designated by the Company who shall be reasonably acceptable to the Parent, who shall be required to qualify as independent directors under Nasdaq rules, one of whom shall also be required to qualify as an “audit committee financial expert” pursuant to Item 407(d)(5)(ii) and (iii) of Regulation S-K. The Parties shall cause the Purchaser to establish an audit committee consisting of at least three (3) independent directors, including the director designated as an “audit committee financial expert,” within 90 days of the date of listing with Nasdaq in accordance with Nasdaq Rule 5615(b)(1), provided that one such director shall have been appointed a member of the audit committee prior to such date of listing.

(b) The Parties shall take all action necessary, including causing the executive officers of the Purchaser to resign, so that the individuals serving as the officers of the Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

6.12 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or substantially all of the assets of the Company or (y) except as permitted under Section 6.1(b), any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Parent and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Parent.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Parent, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a Party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the Party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(d) During the Interim Period, the board of directors of the Parent, or any committee thereof, shall not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Parent Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction with respect to the Parent; (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Parent to execute or enter into, any agreement related to an Alternative Transaction; (iv) enter into any agreement, letter of intent, or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby; (v) fail to recommend against any Alternative Transaction with respect to the Parent; (vi) fail to re-affirm the Parent Recommendation at the written request of the Company within five (5) Business Days of such request; (vi) fail to include the Parent Recommendation in the Registration Statement and Proxy Statement; or (vii) resolve or agree in writing to do any of the foregoing. Nothing contained in this Agreement shall prohibit the Parent or the board of directors of the Parent or any committee thereof from (x) taking and disclosing to the Parent’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to the Parent’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes an Acquisition Proposal to the provisions of this Section 6.12.

(e) During the Interim Period, the board of directors of the Company, or any committee thereof, shall not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction with respect to the Company; (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company to execute or enter into, any agreement related to an Alternative Transaction; (iv) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby; (v) fail to recommend against any Alternative Transaction with respect to the Company; (vi) fail to re-affirm the Company Recommendation at the written request of the Parent within five (5) Business Days of such request; (vi) fail to include the Company Recommendation in any solicitation materials that its prepares or sends to Company Security Holders; or (vii) resolve or agree in writing to do any of the foregoing.

6.13 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Parent, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Parent (other than to engage in the Mergers in accordance with this Agreement), communicate such information to any third Party, take any other action with respect to the Parent in violation of such Laws, or cause or encourage any third Party to do any of the foregoing.

6.14 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party (or, with respect to Parent, its Affiliates): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it (or, with respect to Parent, its Affiliates) hereunder in any material respect; (b) receives any notice or other communication in writing from any third Party (including any Governmental Authority) alleging (i) that the Consent of such third Party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party (or, with respect to Parent, its Affiliates); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party (or, with respect to Parent, any of its Affiliates), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party (or, with respect to Parent of its Affiliates) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.15 Further Action; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, any Governmental Authorities and Parties to contracts with the Company as set forth in Section 5.12 necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Closing.

(b) In furtherance and not in limitation of Section 6.15(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable and with the consent of the other Party, at such Party’s sole cost and expense (subject to Section 9.3 with respect to Antitrust Expenses), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) to the extent legally permissible, permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.16 Tax Matters.

(a) Intended Tax Treatment. Each of the Parties shall use its reasonable best efforts to cause each of the Redomestication Merger and the Acquisition Merger to qualify for the Redomestication Merger Intended Tax Treatment and the Acquisition Merger Intended Tax Treatment respectively. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause either of the Reincorporation Merger or the Acquisition Merger to fail to qualify for the Reincorporation Merger Intended Tax Treatment or the Acquisition Merger Intended Tax Treatment, as the case may be. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Redomestication Merger and the Acquisition Merger consistently with the Redomestication Merger Intended Tax Treatment and the Acquisition Merger Intended Tax Treatment respectively.

(b) Tax Opinions. If, in connection with the preparation and filing of the Registration Statement and Proxy Statement, the SEC requires that tax opinions be prepared and submitted regarding: (i) the qualification of the Redomestication Merger for the Redomestication Merger Intended Tax Treatment, the Parent will use its reasonable best efforts to cause Loeb & Loeb LLP (“Loeb”) to deliver such tax opinion to the Parent, or (ii) the qualification of the Mergers for the Reincorporation Merger Intended Tax Treatment and/or the Acquisition Merger Intended Tax Treatment, as the case may be, the Company will use its reasonable best efforts to cause Sichenzia Ross Ference Carmel LLP (“SRFC”) or other United States federal income tax counsel engaged by the Company to deliver such tax opinion to the Company. Each Party shall use reasonable best efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb shall not be required to provide any opinion to any Party regarding the Acquisition Merger and SRFC shall not be required to provide any opinion to any Party regarding the Redomestication Merger.

(c) Tax Matters Cooperation. Each of the Parties hereto shall (and shall cause its respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party hereto, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

6.17 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.18 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Parent and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a joint press release, the text of which has been agreed to by each of the Parent and the Company, announcing the execution of this Agreement (the “Signing Press Release”) and the Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing; provided that the Parent provides the Company with a reasonable amount of time to complete such review, comment and approval. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a joint press release, the text of which has been agreed to by each of the Parent and the Company, announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third Party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third Party and/or any Governmental Authority in connection with the transactions contemplated hereby.

6.19 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Parent, the Purchaser or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Parent, the Purchaser or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Parent, the Purchaser or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Acquisition Merger Effective Time, the Parent Parties shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Parent, the Purchaser and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 6.19 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the Parent’s, the Purchaser’s and Merger Sub’s directors and officers, the Parent shall be permitted prior to the Acquisition Merger Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the Acquisition Merger Effective Time for events occurring prior to the Acquisition Merger Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Parent shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Parent shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

(c) In the event the Parent, the Purchaser or Merger Sub or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent, the Purchaser or Merger Sub (or their respective successors and assigns), as applicable, assume in writing the obligations set forth in this Section 6.19.

6.20 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to Trustee (which notice the Parent shall provide to Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, the Parent (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (x) pay as and when due all amounts payable to the Parent’s shareholders for the Redemption, and (y) pay all remaining amounts set forth in Schedule 6.20 pursuant to Section 9.3.

6.21 Registration Rights. At the Closing, the Purchaser will enter into a registration rights agreement, in the form attached as Exhibit H hereto (the “Registration Rights Agreement”), providing for registration rights substantially similar to the registration rights granted to the Sponsor in connection with the Parent’s initial public offering, with the Company Stockholders identified in Schedule 6.21 in the event that their Pro Rata Share of the Merger Consideration is not registered pursuant to the Registration Statement. The Registration Rights Agreement also shall cover all of the shares of Purchaser Common Stock that are issuable to the Sponsor upon exercise of the Non-Redemption Warrants issued to the Sponsor.

6.22 Sponsor Closing Payment. At the Closing, the Purchaser and/or the Surviving Corporation shall deliver, via wire transfer of immediately available funds in U.S. dollars, to the Sponsor the sum of $2,500,000 (“Sponsor Closing Payment”), to an account designated by Sponsor at least three (3) Business Days prior to Closing, in exchange for 250,000 shares of Purchaser Common Stock owned by the Sponsor that are validly issued, fully paid an non-assessable, and are free and clear of all Liens, and that are “restricted securities” as such term is defined in Rule 144 promulgated under the Securities Act (“Sponsor Closing Shares”).

6.23 Expense Advancement. Within ten (10) Business Days after the initial submission of a confidential draft of the Registration Statement (in the form mutually agreed upon by Parent and the Company whose consent shall not be unreasonably withheld), Parent may deliver to the Company a one-time written schedule of out-of-pocket costs and expenses that Parent incurred directly in connection with this Agreement, that Purchaser so elects in its sole discretion to be included in such schedule (which shall include, without limitation, Extension Expenses), stating (a) such amounts individually with reasonable detail and with supporting documentation, (b) the total amount of funds requested by the schedule, which shall not exceed in the aggregate $500,000 (the “Expense Advancement”) and (c) bank account details of Parent (the “Expense Advancement Schedule”) . Within five (5) Business Days of receipt of the Expense Advancement Schedule, the Company shall issue Parent the Expense Advancement consistent with the Expense Advancement Schedule, to the account designed by Parent in the Expense Advancement Schedule. For the avoidance of doubt, the Expense Advancement shall in no event be greater than $500,000 even if the costs and expenses set forth in the Expense Advancement Schedule exceed such amount.

ARTICLE VII
NO SURVIVAL

7.1 No Survival. Representations and warranties of the Company and the Parent Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or any Parent Party pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the Purchaser or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Parent Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

7.2 Prior Knowledge of the Parties. Each of the Parties acknowledges and agrees that, to the extent that any Party (or its Representatives) has knowledge, whether actual or constructive, prior to the Closing, of any breach or inaccuracy in any representation, warranty, covenant, or agreement of another Party contained in this Agreement (or any certificate or document delivered pursuant hereto), such Party shall not be entitled to assert, and hereby waives, any claim or seek any remedy under this Agreement or otherwise with respect to such breach or inaccuracy. Without limiting the foregoing, the right any remedy based on any such breach or inaccuracy shall be deemed waived by any Party with such knowledge, and such breach or inaccuracy shall be deemed modified or cured for all purposes under this Agreement. For the avoidance of doubt, any information disclosed in the Disclosure Schedules or otherwise made available in any virtual data room maintained by either Party in connection with the Mergers shall be deemed known to the other Party for purposes of this Section 7.2.

ARTICLE VIII
CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Redomestication Merger, the Acquisition Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Parent Parties of the following conditions:

(a) Required Parent Shareholder Approval. The Parent Proposals that are submitted to the vote of the shareholders of the Parent at the Parent EGM in accordance with the Proxy Statement and the Parent Memorandum and Articles shall have been approved by the requisite vote of the shareholders of the Parent at the Parent EGM or written resolutions passed by the applicable requisite majority of the shareholders of the Parent in accordance with the Parent’s Memorandum and Articles, applicable Law and the Proxy Statement (the “Required Parent Shareholder Approval”).

(b) Required Company Stockholder Approval. The Company shall have obtained the Required Company Stockholder Approval in accordance with Section 6.7.

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 8.1(d) shall have each been obtained or made.

(e) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Appointment to the Board. The members of the Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.11.

(g) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(h) Nasdaq Listing. The Purchaser Class A Common Stock issued as Merger Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance and, as of immediately following the Closing, the Purchaser shall satisfy any applicable initial and continuing listing requirements of Nasdaq and shall not have received any notice of non-compliance therewith.

8.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Parent Parties set forth in this Agreement and in any certificate delivered by or on behalf of the Parent Parties pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Parent.

(b) Agreements and Covenants. Each Parent Party shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Parent Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Parent since the date of this Agreement which is continuing and uncured.

(d) Nasdaq Capital Market. At the Acquisition Merger Effective Time, Purchaser shall satisfy the initial listing requirements of Nasdaq and the Purchaser Class A Common Stock shall be listed on Nasdaq.

(e) Closing Deliveries.

(i) Closing Shares. The Sponsor shall have delivered to the Company the Sponsor Closing Shares and any documents requested by the Company to effectuate the transfer and delivery of such shares.

(ii) Ancillary Documents. The Company shall have received copies of the Company Support Agreement, Insider Support Agreement, Registration Rights Agreement and Lock-Up Agreement, each duly executed by the respective Parties thereto and each such Ancillary Document shall be in full force and effect.

(iii) Officer Certificate. Each Parent Party shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c).

(iv) Secretary Certificate. Each Parent Party shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of such Party’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of such Party’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a Party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Parent Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which such Party is or is required to be a Party or otherwise bound.

(v) Good Standing. Each Parent Party shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for such Party certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of such Party’s jurisdiction of organization and from each other jurisdiction in which such Party is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

8.3 Conditions to Obligations of the Parent Parties. In addition to the conditions specified in Section 8.1, the obligations of the Parent and Purchaser to consummate the Redomestication Merger and of the Purchaser and Merger Sub to consummate the Acquisition Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Parent) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Stockholders’ Agreement. The Company and its stockholders signatory thereto shall have terminated that certain Stockholders’ Agreement dated as of September 17, 2024.

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement which is continuing and uncured.

(e) License Agreement by and between PrimeGen Biotech LLC and PrimeGen US, Inc. dated as of July 14, 2025 (“PG License Agreement”). The PG License Agreement shall be amended to provide that PrimeGen Biotech LLC shall not voluntarily transfer any Licensed Patents (as defined therein) that are then material to the Company to any other Person in a way that materially adversely affects the Company without the Company’s written consent.1

(f) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement which is continuing and uncured.

(g) Closing Deliveries.

(i) Sponsor Closing Payment; Sponsor Closing Shares. The Purchaser shall deliver the Sponsor Closing Payment to Sponsor, and in exchange therefor, the Sponsor shall transfer the Sponsor Closing Shares to the Surviving Corporation or its designee.

(ii) Payment of Parent Transaction Expenses; Sponsor Closing Note. The Purchaser shall pay to the Sponsor the unpaid balance of the Parent Transaction Expenses and, if applicable pursuant to Section 9.3(b), the Purchaser shall execute and deliver the Sponsor Closing Note to the Sponsor.

(iii) Ancillary Documents. The Purchaser shall have received copies of the Company Support Agreement, Insider Support Agreement, Registration Rights Agreement and Lock-Up Agreement, each duly executed by the respective Parties thereto and each such Ancillary Document shall be in full force and effect.

(iv) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c).

(v) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Acquisition Merger Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a Party or bound, and the consummation of the Mergers and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a Party or otherwise bound.

1 This clause (e) remains subject to review/confirmation by Loeb IP.

(vi) Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(vii) Certified Charter. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Acquisition Merger Effective Time, certified by the Secretary of State of the State of Delaware as of a date no more than ten (10) Business Days prior to the Closing Date.

(viii) Transmittal Documents. The Exchange Agent shall have received from each Company Stockholder the Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.

(ix) Resignations. Subject to the requirements of Section 6.19, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.

(x) Registered Agent Letter. The Purchaser shall receive a copy of the letter, executed by all Parties thereto, in the agreed form, to the Delaware registered agent of the Company from the client of record of such registered agent instructing it to take instruction from the Purchaser (or its nominees) from Closing.

(xi) Firpta Certificate. The Purchaser shall have received from the Company a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonably acceptable to the Purchaser.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company or Company Stockholders) or the failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX
TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Parent and the Company;

(b) by written notice by the Parent or the Company if any of the conditions to the Closing set forth in ARTICLE VIII have not been satisfied or waived by October 26, 2026 (the “Outside Date”) (provided, that Parent and the Company may mutually agree to extend the Outside Date by three (3) months if, prior to the Outside Date, Parent shall have obtained the necessary shareholder approval to consummate the Transactions after the Outside Date; provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Parent or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Parent, if (i) there has been a material breach by the Parent of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of any Parent Party shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a)or Section 8.2(b)to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Parent or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by the Parent to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement resulting in a Material Adverse Effect on the Company, or if any representation or warranty of the Company shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or material inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or material inaccuracy is provided to the Company or (B) the Outside Date, and in any event, only if such breach or material inaccuracy has a Material Adverse Effect on the Company; provided, that the Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time the Parent is in material uncured breach of this Agreement;

(f) by written notice by the Parent to the Company, if there shall have been a Material Adverse Effect on the Company following the date of this Agreement which is uncured for at least twenty (20) business days after written notice of such Material Adverse Effect is provided by the Parent to the Company;

(g) by written notice by either the Parent or the Company to the other, if the Parent EGM is held (including any adjournment or postponement thereof) and has concluded, the Parent’s shareholders have duly voted, and the Required Parent Shareholder Approval was not obtained;

(h) by written notice by the Parent to the Company, if the Required Company Stockholder Approval was not obtained pursuant to the terms of this Agreement;

(i) by the Parent if (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing), (ii) the Parent has irrevocably confirmed by written notice to Company that all of the conditions set forth in Section 8.3 have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions and that the Parent is ready, willing and able to consummate the Closing, and (iii) Company shall have failed to consummate the Transactions within ten (10) Business Days after such notice; or

(j) by the Company if (i) all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing), (ii) the Company has irrevocably confirmed by written notice to Parent that all of the conditions set forth in Section 8.2 have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions and that the Company is ready, willing and able to consummate the Closing, and (iii) the Parent shall have failed to consummate the Transactions within ten (10) Business Days after such notice.

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.4 (Confidential Information), 6.17 (Further Assurances), 9.3 (Fees and Expenses), 10.1 (Waiver of Claims Against Trust), ARTICLE XI (Miscellaneous), ARTICLE XII(Definitions) and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Section 9.3 and this Section 9.2 (but subject to Section 10.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3 Fees and Expenses.

(a) Subject to Section 9.3(b) and Section 10.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

(b) The Parties agree that immediately after the Closing, the remaining funds in the Trust Account, plus the net proceeds of a Closing PIPE (in connection therewith, the Parties agree to use their commercially reasonable efforts to obtain the Closing PIPE on such terms and for such amount determined by the Company, with the consent of the Parent which shall not be unreasonably withheld, conditioned or delayed), shall first be used to pay (i) the Parent’s accrued but unpaid Expenses directly connected with the Mergers or other transactions contemplated herein with the Company, including the premiums for the D&O Tail Insurance, (ii) the Parent’s deferred cash amounts payable to the IPO Underwriters and deferred advisor fees of the IPO, (iii) any loans owed by the Parent to the Sponsor for any Expenses (including deferred Expenses) directly connected with the Mergers, (iv) any administrative Expenses incurred by or on behalf of the Parent, (v) all Extension Expenses incurred by Parent from the date hereof and continuing until the Closing Date and (vi) any other Liabilities of the Parent as of the Closing, as, to the extent and in the respective amounts not to exceed those set forth on Schedule 9.3, provided that the expenses (including Expenses), fees, payables, loans, Liabilities and other obligations contemplated in provisions (i) through (vi) shall not to exceed in the aggregate, that amount equal to $2,000,000 less the Expense Advancement (if and to the extent it is paid as required by Section 6.23) (collectively, the “Parent Transaction Expenses”). Such Parent Transaction Expenses will be paid in cash at the Closing, unless otherwise agreed to by the Company. Any remaining cash will be used, first, for payment of the Company Transaction Expenses and, any remaining cash will be used for working capital and general corporate purposes of the Surviving Corporation. In the event that, following the Redemption, the Purchaser does not have sufficient funds remaining in the Trust Account and/or from any Closing PIPE or other source to pay the full balance of the Parent Transaction Expenses at the Closing, the Purchaser shall, at the Closing, deliver a promissory note to the Sponsor in the principal amount of such unpaid balance of the Parent Transaction Expenses, which promissory note shall be in the form annexed hereto as Exhibit I (the “Sponsor Closing Note”).

(c) The Company shall pay all filing fees that are to be paid by and/or on behalf of the Parent relating to any pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Fees”); and the Parent and the Company each shall pay one-half of any filing fees under any other applicable Antitrust Laws (“Antitrust Expenses.)

ARTICLE X
WAIVERS AND RELEASES

10.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company hereby represents and warrants that it has read the IPO Prospectus and understands that Parent has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Parent’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s public shareholders (including overallotment shares acquired by Parent’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Parent may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Parent Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Parent’s Organizational Documents to extend Parent’s deadline to consummate a Business Combination, (b) to the Public Shareholders if the Parent fails to consummate a Business Combination within fifteen (15) months unless the Parent extends the period of time to consummate a Business Combination in accordance with Parent’s Organizational Documents, after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Parent after or concurrently with the consummation of a Business Combination. For and in consideration of Parent entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Parent or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Parent or its Representatives, the Company hereby acknowledges and agrees that it and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behaves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or any of its Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Parent and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Parent or its Representatives, as applicable, prevails in such Action. This Section 10.1 shall survive termination of this Agreement for any reason and continue indefinitely.

ARTICLE XI
MISCELLANEOUS

11.1 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parent, the Purchaser, Merger Sub or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent, Purchaser or Merger Sub at or prior to the Closing, to:

DT Cloud Star Acquisition Corporation
Floors 1 through 3, 175 Pearl Street

Brooklyn, New York 11201
Attn: Sam Zheng Sun
E-mail: sam.sun@infinity-star.com

with a copy (which will not constitute notice) to: Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attn: Lawrence Venick, Esq. E-mail: lvenick@loeb.com

If to the Company or the Purchaser on or after the Closing, to: PrimeGen US, Inc. 2917 Daimler Street Santa Ana, CA 92705 Attn: Daniel Chiu E-mail: dchiu@primegenus.com	with a copy (which will not constitute notice) to: Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Attn: Marc Ross, Esq. E-mail: mross@srf.law

11.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parent and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.4 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.19, which the Parties acknowledge and agree are express third Party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.5 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any federal and state court of New York, New York. The Parties, by this Agreement, (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in New York, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described in this Agreement. Each of the Parties further agrees that notice as provided in this Agreement shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties, by this Agreement, irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described in this Agreement for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

11.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6. EACH OF THE PARTIES ACKNOWLEDGE THAT EACH HAS BEEN REPRESENTED IN CONNECTION WITH THE SIGNING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED BY THE RESPECTIVE PARTY AND THAT SUCH PARTY HAS DISCUSSED THE LEGAL CONSEQUENCES AND IMPORT OF THIS WAIVER WITH LEGAL COUNSEL. EACH OF THE PARTIES FURTHER ACKNOWLEDGE THAT EACH HAS READ AND UNDERSTANDS THE MEANING OF THIS WAIVER AND GRANTS THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE CONSEQUENCES OF THIS WAIVER WITH LEGAL COUNSEL.

11.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.8 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement (including pursuant to a Joinder) or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person Party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

11.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.10 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Parent and the Company.

11.11 Waiver. The Parent and the Company (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.12 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.13 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (i) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (j) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Parent its stockholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Parent or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

11.14 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

ARTICLE XII
DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, challenge, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate or the Parent prior to the Closing.

“Ancillary Documents” means the Company Support Agreement, the Insider Support Agreement, the Lock-Up Agreement, the Registration Rights Agreement, the Non-Redemption Warrants, the Equity Incentive Plan, and each other agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Applicable Taxes” means “Applicable Taxes” as defined in IRS Notice 2020-65 (and any corresponding Taxes under comparable state or local tax applicable Laws).

“Applicable Wages” means “Applicable Wages” as defined in IRS Notice 2020-65 (and any corresponding wages under comparable state or local tax applicable Laws).

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Closing PIPE” means a private placement of equity securities of Parent (or the Surviving Corporation, as the case may be) in a closing of the purchase and sale of such securities on the Closing Date to “accredited investors” or “qualified institutional buyers” as defined, respectively, in Rule 501(a) and Rule 144A(a) under the Securities Act.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Bylaws” means the by-laws of the Company prior to the Acquisition Merger Effective Time.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended and effective under the DGCL, prior to the Acquisition Merger Effective Time.

“Company Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company.

“Company Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock and Class B Common Stock.

“Company Convertible Securities” means, collectively, the Company Stock Options and the Company Warrants.

“Company Securities” means, collectively, the Company Common Stock and the Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Stockholders” means, collectively, the holders of Company Common Stock.

“Company Stock Options” means options to purchase shares of Company Class A Common Stock issued by the Company as compensation and outstanding as of the date hereof.

“Company Transaction Expenses” means all fees, Expenses and Liabilities of the Company incurred, deferred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company at or after the Closing pursuant to any agreement to which the Company is a Party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on the Company in connection with the Mergers or the other transactions contemplated by this Agreement.

“Company Warrants” means warrants to purchase shares of Company Class A Common Stock issued by the Company and outstanding as of the date hereof as set forth in the Company Disclosure Schedules.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means all rights in copyrights, other rights in any works of authorship of any type and mask works, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“Corporate Advisor” means CTM Advisory Limited, the corporate advisor to the Company in connection with the Mergers.

“Corporate Advisor Shares” means that number of shares of Purchaser Class A Common Stock to be issued to the Corporate Advisor pursuant to that certain Engagement Letter dated as of January 13, 2025, by and between the Company and CTM Advisory Limited, as may be amended, modified or supplemented.

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction relating to the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder.

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Delaware Parent Rights” means the Parent Rights after giving effect to the Redomestication Merger.

“Disclosure Schedules” means collectively, the Parent Party Disclosure Schedules and the Company Disclosure Schedules.

“Dissenting Shares” means any shares of Company Common Stock for which a Company Stockholder has exercised appraisal rights pursuant to Section 262 of the DGCL.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto, extension fees and payments with respect to the extension of the Parent’s life and all other matters related to the consummation of this Agreement.

“FDA” means the United States Food and Drug Administration.

“Financial Advisor” means A.G.P./Alliance Global Partners, LLC, the financial advisor to the Company in connection with the Mergers.

“Financial Advisor Shares” means those shares of Purchaser Class A Common Stock pursuant to, that certain M&A Advisory Agreement dated as of February 12, 2025 by and between the Company and A.G.P./Alliance Global Partners, as may be amended, modified or supplemented.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, multinational, supra-national, quasi-governmental regulatory or administrative body, instrumentality, department or agency or any court, tribunal, board, office, administrative hearing body, arbitration panel, commission, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or other similar dispute-resolving panel or body, including any Regulatory Authority.

“Healthcare Laws” means all applicable Laws and Orders applicable to the research, development, testing, production, manufacture, pricing, marketing, promotion, sale, distribution, coverage or reimbursement any Company products, including: (a) the Federal Food, Drug and Cosmetic Act (“FDCA”) (21 U.S.C. §301) and FDA implementing regulations; (b) any comparable foreign Laws for the foregoing; (c) all applicable laws governing the protection of human subjects participating in research or clinical trials of medical products; (d) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)) (“AKS”) and the regulations promulgated thereunder, the Federal Health Care Fraud law (18 U.S.C. §1347), the Federal Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Physician Payments Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a), Stark Law (42 U.S.C. §1395nn), the Federal False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), HIPAA, and any comparable state or local Laws; (e) the applicable requirements of Medicare, Medicaid and other Governmental Authority healthcare programs, including the Veterans Health Administration and U.S. Department of Defense healthcare and contracting programs, and the analogous laws of any federal, state, local, or foreign jurisdiction applicable to the Company; (f) the Federal Trade Commission Act, (g) all applicable Laws governing the privacy, security, integrity, accuracy, transmission, storage, or other protection of health information; (h) applicable state licensing, disclosure and transparency reporting requirements, and (i) any other country in which the Company Products are tested, manufactured, marketed or distributed, or in which country the Company does business, which Laws are similar, analogous, or comparable to any item set forth in Clauses (a) through (h) above.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and any rules or regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter Agreements” means the letter agreements dated July 24, 2024 to the Parent from the Sponsor and other Parties, as filed as Exhibits 10.2 and 10.3 to the Current Report on Form 8-K filed by the Parent with the SEC on July 26, 2024.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual and industrial property, whether or not registered, unregistered or registrable, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, (and URLs, including all MX records associated with the same), web sites and web addresses, social media accounts and identifiers (including usernames, handles, hashtags and account names) and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Parent Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Parent, dated as of July 24, 2024, and filed with the SEC on July 26, 2024 (File No. 333- 278982).

“IPO Underwriters” means A.G.P./Alliance Global Partners, LLC.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Key Management Members” means Stem Med Scientific, Inc.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a Party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster, pandemics, epidemics, or other force majeure events; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) any change, effect, or development arising from the Company’s investments in research and development, initiation, termination or continuation of clinical trials or other studies, or regulatory submissions, or introduction of new products including exosome-based products and (vii) with respect to the Parent, the consummation and effects of the Redemption (or any redemption in connection with any Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Parent, the amount of the Redemption (or any redemption in connection with any Extension, if any) or the failure to obtain the Required Parent Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Parent.

“Merger Sub Common Stock” means the common stock, par value $0.00001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Ordinary Course of Business” means (i) with regard to Company conducting its business in a manner consistent with its current business plan and strategic objectives, as may be updated in good faith by the Company’s board of directors to reflect the Company’s growth operations and market opportunities and (ii) with regard to Parent, the normal and customary business activities of a special purpose acquisition company.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended, not including any stockholders’ agreements.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention, supplementary protection certificates and other patent equivalents), utility models, design, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions, counterparts, validations and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (b) inventions, discoveries, improvements, idea submissions and invention disclosures, and (c) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing and whether or not any such applications are amended, modified, withdrawn, or refiled.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-Party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves in accordance with GAAP have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the Ordinary Course of Business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the Ordinary Course of Business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to the number of shares of Company Common Stock owned by such Company Stockholder, divided by the total number of shares of Company Common Stock owned by all Company Stockholders immediately prior to the Acquisition Merger Effective Time.

“Public Shares” means the Parent Ordinary Shares held by the Public Shareholders.

“Parent Memorandum and Articles” means the amended and restated memorandum and articles of association of the Parent.

“Purchaser Class A Common Stock” means the shares of Class A Common Stock, $0.00001 par value per share, of the Purchaser.

“Purchaser Class B Common Stock” means the shares of Class B Common Stock, $0.00001 par value per share, of the Purchaser.

“Purchaser Common Stock” means Purchaser Class A Common Stock and Purchaser Class B Common Stock.

“Parent Ordinary Shares” means the ordinary shares of par value $0.0001 per share, of the Parent.

“Parent Private Rights” means the rights included as part of each Parent Private Unit, each right entitling the holder thereof to receive one-ninth (1/9) of one (1) Parent Ordinary Share upon consummation of the Parent’s initial business combination.

“Parent Private Units” means the units issued by Parent in a private placement to its initial shareholders at the time of the consummation of the IPO consisting of one Purchaser Ordinary Share and one Parent Private Right.

“Parent Public Rights” means the rights that were included as part of the Parent Public Units in the IPO, each right entitling the holder thereof to receive one-ninth (1/9) of one (1) Purchaser Ordinary Share upon consummation of the Purchaser’s initial business combination.

“Parent Public Units” means the units issued in the IPO (including overallotment units acquired by Parent’s underwriters) consisting of one (1) Parent Ordinary Share and one Parent Right.

“Parent Recommendation” means the recommendation by the board of directors of the Parent to the Parent shareholders that the Parent shareholders entitled to vote approve this Agreement and the related transactions.

“Parent Rights” means Parent Private Rights and Parent Public Rights, collectively.

“Parent Securities” means the Parent Units, Parent Ordinary Shares, the Purchaser Common Stock and the Parent Rights, collectively.

“Parent Units” means Parent Private Units and Parent Public Units, collectively.

“Redemption Price” means an amount equal to the price at which each share of Parent Common Stock is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Regulatory Authority” means the Federal Communications Commission .

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including the Financial Advisor, the Corporate Advisor, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means any Company Stockholder who (i) is a director or Key Management Member or (ii) owns ten percent (10%) or more of the issued and outstanding shares of the Company.

“Software” means any computer software, programs, and Databases and data collections (including development tools, library functions, and compilers) in any form, including in or as Internet Web sites, web content, links, source code, object code, operating systems, Database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means DT Cloud Star Management Limited, a British Virgin Islands company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which the Company owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the Ordinary Course of Business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions (whether or not reduced to practice), modifications, extensions, improvements, technology, Databases and Software and other proprietary rights, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, practices, algorithms, formulae, knowledge, results, protocols, models, drawings, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, source identifiers, slogans or corporate names, whether registered or unregistered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Trust Account” means the trust account established by Parent with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of July 24, 2024, as it may be amended, by and between the Parent and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Trust Agreement.

12.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms3:

Accounts Receivable	4.7(e)	Converted Company Warrant	2.1(a)(ii)
Acquisition Merger Effective Time	1.2	D&O Indemnified Persons	5.19(a)
Acquisition Proposal	5.12(a)	D&O Tail Insurance	5.19(b)
Agreement	Preamble	DGCL	Recitals
Alternative Transaction	5.12(a)	Domestication	Recitals
Antitrust Expenses	8.3(c)	Enforceability Exceptions	3.2
Antitrust Laws	5.9(b)	Equity Incentive Plan	5.5(a)
Balance Sheet Date	4.7(a)	Exchange Agent	1.13(a)
Business Combination	9.1	Expense Advancement Schedule	5.23
Cayman Companies Act	Recitals	Extension	5.2(a)
Certificate of Discontinuance	Recitals	Federal Securities Laws	5.7
Certificate of Merger	1.2	HSR Fees	8.3(c)
Closing	2.1	Insider Support Agreement	Recitals
Closing Date	2.1	Insiders	Recitals
Closing Filing	5.16(b)	Interim Period	5.3(a)
Closing Press Release	5.16(b)	Letter of Transmittal	1.15(a)
Company	Preamble	Loeb	5.16(b)
Company Benefit Plan	4.19(a)	Mergers	Recitals
Company Disclosure Schedules	Article IV	Merger Intended Tax Treatment	1.4
Company Financials	4.7(a)	Merger Sub	Preamble
Company IP	4.13(d)	OFAC	3.19(c)
Company IP Licenses	4.13(a)	Off-the-Shelf Software	4.13(a)
Company Material Contract	4.12(a)	Ordinary Course of Business	5.1(a)
Company Permits	4.10	Outbound IP License	4.13(c)
Company Personal Property Leases	4.16	Outside Date	8.1(b)
Company Real Property Leases	4.15	Parties	Preamble
Company Registered IP	4.13(a)	Party	Preamble
Company Support Agreement	Recitals	Proxy Statement	5.5(a)
Confidentiality Agreement	5.4	Public Certifications	3.6(a)
Converted Company Option	2.1(a)(iii)	Public Shareholders	9.1

3 Glossary Section references to be updated.

Purchase Transaction Expenses	8.3(b)	Redomestication Merger Intended Tax Treatment	1.7(b)
Purchaser	Preamble	Related Person	4.20
Purchaser Delaware Certificate of Incorporation	Recitals	Released Claims	9.1
Parent Party Disclosure Schedules	Article III	Required Company Stockholder Approval	5.7
Parent EGM	5.5(a)	Required Parent Shareholder Approval	7.1(a)
Parent Financials	3.6(b)	SEC Reports	3.6(a)
Parent Material Contract	3.13(a)	SEC SPAC Accounting Changes	3.6(a)
Purchaser Shareholder Approval Matters	5.5(a)	Section 409A Plan	4.20(k)
Recourse Parties	10.8	Signing Filing	5.16(b)
Redemption	5.5(a)	Signing Press Release	5.16(b)
Registrar	Recitals	Sponsor Closing Payment	5.22(a)
Registration Rights Agreement	5.21	Sponsor Closing Shares	5.22(a)
Registration Statement	5.5(a)	SRFC	5.16(b)
Redomestication Merger	1.7	Surviving Corporation	1.1
Redomestication Merger Effective Time	2.1	Surviving Corporation Board	5.11(a)
		Transmittal Documents	1.13(b)

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

The Parent:

DT CLOUD STAR ACQUISITION CORPORATION

By:	/s/ Sam Zheng Sun
Name:	Sam Zheng Sun
Title:	Chief Executive Officer

The Purchaser

DTSQ PURCHASER INC.

By:	/s/ Sam Zheng Sun
Name:	Sam Zheng Sun
Title:	President

Merger Sub:

DTSQ MERGER SUB INC.

By:	/s/ Sam Zheng Sun
Name:	Sam Zheng Sun
Title:	President

The Company:

PRIMEGEN US, INC.

By:	/s/ Daniel Chiu
Name:	Daniel Chiu
Title:	Chairman